EXHIBIT E

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ASAC II LP

October 11, 2013

i

continued

continued

		Page

	ARTICLE 8

	CONFIDENTIALITY

8.1.	Confidentiality	36

	ARTICLE 9

	TRANSFER OF INTERESTS OF LIMITED PARTNERS

9.1.	Transfers	37
9.2.	Transfer by Limited Partners	38
9.3.	Substitute Partner	39
9.4.	Rights of First Offer on Transfers of Interests.	40
9.5.	Involuntary Withdrawal by Partners	41
9.6.	Termination of an Interest	41

	ARTICLE 10

	TERMINATION; LIQUIDATION

10.1.	Termination	42
10.2.	Liquidation	42

	ARTICLE 11

	REPRESENTATIONS AND WARRANTIES OF THE PARTNERS

11.1.	Representations and Warranties of the Limited Partners	44
11.2.	Representations and Warranties of the General Partner	45

	ARTICLE 12

	RECORDS AND REPORTS

12.1.	Books and Records	47
12.2.	Tax Matters Partner	47
12.3.	Reports to Partners	48
12.4.	Safekeeping of Funds	49
12.5.	Obligation to Provide Documentation; Indemnification for Certain Withholding and Other Taxes and Other Amounts	49

continued

Schedule A – Competitor
Schedule B – Organizational Expenses
Schedule C – Illustrative Waterfall Calculation
Schedule D – Additional Representations and Warranties of the Limited Partners

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ASAC II LP

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated October 11, 2013, is made by and among ASAC II LLC, a Delaware limited liability company registered as a foreign company in the Cayman Islands, in its capacity as general partner, and the Persons who have executed this Agreement on the date hereof or become a party to this Agreement in accordance with the terms hereof.

WHEREAS, ASAC II LP, an exempted limited partnership (as it may from time to time be constituted and any successor thereto, “ASAC” or the “Partnership”), was registered with the Registrar of Exempted Limited Partnerships in the Cayman Islands on July 25, 2013 following the execution of an Initial Exempted Limited Partnership Agreement, dated July 25, 2013 (the “Original Agreement”), between ASAC II LLC and Robert A. Kotick (the “Original Limited Partner”) and the filing of a section 9 statement pursuant to the ELP Law;

WHEREAS, the parties hereto desire to continue the Partnership as an exempted limited partnership in accordance with the ELP Law and to amend and restate the terms and provisions of the Original Agreement; and

WHEREAS, the parties signing this Agreement as Limited Partners desire to be admitted to the Partnership as Limited Partners and, upon the admission of any additional Limited Partner to this Agreement, the Original Limited Partner shall withdraw from the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.1. Definitions. The defined terms used in this Agreement shall have the meanings specified below:

“Additional Rights” has the meaning set forth in Section 14.3(b).

“Administrative Expenses” shall mean all costs and expenses of administering the affairs of the Partnership, determined, for this purpose, on a cash basis, including (a) taxes, fees and other governmental charges or filing fees, (b) litigation costs, indemnification obligations and insurance costs, (c) administrative fees and expenses associated with the preparation and distribution of notices and reports to the Partners, (d) fees and costs for outside services, audits, custodians, third-party administrators, outside counsel and accountants, (e) costs incurred in connection with meetings of the Partners and (f) costs and expenses incurred in connection with the servicing of any Term Loan and any sale of the Shares; provided that in no event shall Administrative Expenses include any salary, bonus or other payments to the Principals or their respective Affiliates (other than reimbursement of out of pocket costs and expenses incurred directly by the Principals or their respective Affiliates on behalf of the Partnership).

“Affiliate” shall mean, when used with reference to a specified Person at a specified time, (a) any Person that, at such specified time, directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (b) any Person which, at such specified time, directly or indirectly, is the beneficial owner of a majority of the voting ownership interests of the specified Person. Notwithstanding the foregoing, (x) the Corporation and its subsidiaries shall not be considered Affiliates of ASAC or the General Partner or any Affiliate thereof and (y) ASAC shall not be considered an Affiliate of the General Partner or any Affiliate thereof; provided that this sentence shall not apply for purposes of Section 3.4.

“Agreement” shall mean this Amended and Restated Agreement of Limited Partnership, as it may be amended and/or restated from time to time.

“ASAC” has the meaning set forth in the recitals to this Agreement.

“ASAC Expenses” shall mean the sum of (a) all Organizational Expenses and (b) all Administrative Expenses.

“ASAC Information” has the meaning set forth in Section 8.1(a).

“Authorized Representative” has the meaning set forth in Section 8.1(a).

“Available Cash” shall mean cash of ASAC which the General Partner reasonably determines is available for distribution (including any cash reserves previously set aside from such cash which are thereafter deemed available for distribution by the General Partner). Available Cash shall not include any amounts reasonably determined by the General Partner to be necessary for (a) the payment of (or reimbursement for), or the establishment of reserves for, the current or potential liabilities, expenses or other obligations of ASAC (including ASAC Expenses and the Term Loans) and (b) the maintenance of adequate working capital for the continued existence and administration of the affairs of ASAC and for the ownership and disposition of the Shares, including to pay ASAC Expenses.

“Available Shares” shall mean Shares which the General Partner reasonably determines are available for distribution (including any Shares previously set aside which are thereafter deemed available for distribution by the General Partner and, for purposes of calculating the number of Shares distributable to the Partners in accordance with Section 5.2(a), any Shares by which the number of Available Shares is deemed to be increased pursuant to Section 5.2(b)). Available Shares shall not include any Shares reasonably determined by the General Partner to be necessary to sell for (a) the payment of (or reimbursement for), or the establishment of reserves for, the current or potential liabilities, expenses or other obligations of ASAC (including ASAC Expenses and the Term Loans) and (b) the maintenance of adequate working capital for the continued existence and administration of the affairs of ASAC and for the ownership and disposition of the Shares, including to pay ASAC Expenses.

“Bankruptcy Action” means any of the following: (a) to institute any proceedings to adjudicate the Partnership as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against the Partnership or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to the Partnership under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to the Partnership, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of the Partnership or any part of its property, (e) to make any assignment for the benefit of the Partner’s creditors, (f) to cause the Partnership to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Beneficial Owner” has the meaning set forth in Schedule D.

“Business Day” shall mean any day other than a Saturday, a Sunday, or any other day on which banking institutions in the City of New York, State of New York, United States of America or Hong Kong are authorized or required by law, regulation or executive order to remain closed.

“Capital Account” has the meaning set forth in Section 4.6.

“Capital Contributions” shall mean, with respect to each Partner, the total amount of cash contributed by such Partner to ASAC pursuant to the terms of the applicable Subscription Agreement and this Agreement. Notwithstanding the foregoing, none of the following shall be considered a Capital Contribution: (x) amounts returned by a Partner pursuant to Section 5.2(c); or (y) any amount paid by a Partner pursuant to Section 5.2(b), Section 5.5, Section 7.5, Section 7.6 or Section 12.5.

“Carrying Value” shall mean, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes; provided that, except as otherwise provided herein, the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Regulations § 1.704–1(b)(2)(iv)(f), as of: (a) the date of the distribution of more than a de minimis amount of money or other Partnership asset to a Partner; provided that adjustments pursuant to this clause shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners; or (b) the date of the liquidation of ASAC within the meaning of Regulations § 1.704–1(b)(2)(ii)(g). The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value as determined in accordance with the valuation methodology set forth in Section 5.3. For the avoidance of doubt, all adjustments made to the Carrying Value of any Partnership asset shall, for purposes of maintaining the Partners’ Capital Accounts, be taken into account as an item of income, gain, loss, deduction or credit and allocated among the Partners’ Capital Accounts in accordance with Section 5.1.

“Claims” has the meaning set forth in Section 6.7(b).

“Class A Common Interests” has the meaning set forth in Section 4.3.

“Class B Common Interests” has the meaning set forth in Section 4.3.

“Class C Common Interests” has the meaning set forth in Section 4.3.

“Class D Common Interests” has the meaning set forth in Section 4.3.

“Common Interests” has the meaning set forth in Section 4.3.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Competitor” shall mean any of the Persons listed on Schedule A hereto, and any of such Person’s subsidiaries or successors; provided that no such Person shall be a Competitor if the Corporation owns, directly or indirectly, more than 25% of the equity interests of such Person.

“Consent” shall mean either the written consent of a Person, or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the Consent is solicited, or the act of granting such Consent, as the context may require. Reference to the Consent of a stated percentage of the Percentage Interests of the Limited Partners means the Consent of a number of the Limited Partners whose combined Percentage Interests represent at least such stated percentage of the total Percentage Interests of the Limited Partners in respect of the Preferred Interests.

“Corporation” shall mean Activision Blizzard, Inc., a Delaware corporation, as such corporation may from time to time be constituted and any successor thereto.

“Covered Persons” has the meaning set forth in Section 6.7(i).

“Damages” has the meaning set forth in Section 6.7(b).

“Davis LP” shall mean each Limited Partner that is an investment company registered under the Investment Company Act and that is advised by Davis Selected Advisers, L.P. or any of its Affiliates.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Disability” shall mean, with respect to either Principal, that the Principal has been unable, by reason of physical or mental disability, for 270 successive days or for shorter periods aggregating 270 days or more in any twelve month period, to act as a manager of the General Partner, and will be unable to resume acting as such within a reasonable period of time by reason of such disability.

“Distribution Date” has the meaning in Section 5.4(a).

“ELP Law” shall mean the Exempted Limited Partnership Law (2012 Revision) of the Cayman Islands, as amended or revised from time to time.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excess Shares” has the meaning set forth in Section 3.6(b).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and all rules and regulations thereunder.

“Fidelity LP” shall mean each Limited Partner that is an investment company registered under the Investment Company Act and that is advised by Fidelity Management & Research Co. or any of its Affiliates.

“First Offer Notice” has the meaning set forth in Section 5.5(a).

“First Offer Shares” has the meaning set forth in Section 5.5(a).

“First Return Threshold” shall mean (a) the receipt of distributions by the Partners in respect of their Preferred Interests and Common Interests that yield an internal rate of return of 12% on the Partners’ aggregate Capital Contributions for their Preferred Interests, accruing from and including the SPA Closing Date to but not including the date the last of such distributions is made pursuant to this Agreement, and (b) after the distributions under clause (a) have been made, the return to each Partner of its Capital Contribution for its Class A Common Interests.

“Fiscal Year” shall mean the taxable year of ASAC which, except in the case of a short taxable year, shall be the calendar year.

“Freely Saleable” shall mean, with respect to any Share, a Share (a) that is eligible to be sold by the holder thereof without any volume or manner of sale restrictions under the Securities Act pursuant to Rule 144, (b) which bears no legends restricting the transfer thereof and (c) bears an unrestricted CUSIP number (if held in global form).

“General Partner” shall mean ASAC II LLC, a Delaware limited liability company, or any other Person who becomes a successor general partner pursuant to the terms hereof.

“GP Termination Event” shall mean the occurrence of any of the following: (a) the death or Disability of Robert A. Kotick; (b) the resignation of Robert A. Kotick from (i) employment by the Corporation and (ii) the board of directors of the Corporation; (c) the termination or removal (including by failure to be elected) of Robert A. Kotick’s employment by the Corporation and his service as a director of the Corporation; (d) the active participation, directly or indirectly, of either of the Principals in the conduct, direction, operation, strategies or management of the business of (i) a Competitor or (ii) any other Person formed by a Principal to engage in the business of publishing, distributing, programming, designing or marketing video games or entertainment software for personal computers that competes with the business of the Corporation in any material respect (whether in the capacity of an employee, officer, director, manager, owner, consultant or otherwise); (e) the Transfer by the General Partner of any portion of its Interest to any Person other than a Permitted Transferee (such Permitted Transferee to include any Permitted Transferee of a Principal) in accordance with Section 6.3(a); or (f) the material breach by the General Partner of its obligations under this Agreement, as determined by arbitration pursuant to Section 14.11, following written notice of such breach provided by a majority of the Limited Partners and the General Partner’s failure to cure such breach, if capable of being cured, within 15 calendar days after its receipt of such written notice.

“gross negligence” has the meaning ascribed thereto by, and such term shall be construed in accordance with, the laws of the State of Delaware, United States of America.

“Immediate Family Relative” shall mean an individual’s issue (including by adoption or remarriage), siblings, parents, first cousins, aunts, uncles, nieces, nephews, grandparents and the respective current or former household partners and current or former spouses of such individual or any of the foregoing.

“Indemnified Parties” shall mean, collectively, all of the following Persons: ASAC, the General Partner, any other authorized agent of ASAC, their respective Affiliates, and the officers, directors, employees, controlling Persons, agents, representatives, shareholders, members, managers or partners of any of them, and any heirs, legal representatives, successors, and assigns of any of the foregoing.

“Interest” shall mean the ownership interest of a Partner in ASAC at any particular time (comprised of its Preferred Interests and Common Interests), including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the ELP Law, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the ELP Law.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended from time to time, and all rules and regulations thereunder.

“Investment Company LP” shall mean each Fidelity LP and Davis LP.

“JAMS” has the meaning set forth in Section 14.11.

“Limited Partners” shall mean any Partner other than the General Partner.

“Notice of Dissolution” has the meaning set forth in Section 10.2(d).

“Offer Notice” has the meaning set forth in Section 9.4(a).

“Offer Price” has the meaning set forth in Section 9.4(a).

“Organizational Expenses” shall mean all out-of-pocket costs and expenses incurred by ASAC, the General Partner or any Affiliate thereof in connection with the organization and formation of ASAC and the preparation and execution of this Agreement (including legal, accounting and financial advisory fees and expenses and filing fees); it being understood that such costs and expenses are set forth on Schedule B hereto to the extent previously incurred or reasonably expected to be incurred on or following the date hereof; provided that in no event shall Organizational Expenses include any salary, bonus or other payments to the Principals or their respective Affiliates (other than reimbursement of out of pocket costs and expenses incurred directly by the Principals or their respective Affiliates on behalf of the Partnership).

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Original Limited Partner” has the meaning set forth in the recitals to this Agreement.

“Outstanding Common Stock” shall mean, at any given time, issued and outstanding shares of common stock of the Corporation, which shall not include any shares of common stock of the Corporation that are issuable upon the exercise or conversion of any options, warrants, convertible securities or other rights (contingent or otherwise) or are subject to forfeiture for failure to exercise, convert or otherwise.

“Ownership Restriction” has the meaning set forth in Section 3.5.

“Partner” shall mean any Person who is admitted as a partner of ASAC.

“Partnership” has the meaning set forth in the recitals to this Agreement.

“Percentage Interest” shall mean the initial Percentage Interest of each Partner set forth on the Schedule (which, with respect to each Partner, shall be the fraction, expressed as a percentage, equal to the amount of the total Capital Contributions of such Partner divided by the total Capital Contributions of all Partners), as it may be adjusted from time to time to reflect any transfer or partial transfer of an Interest to the extent permitted by and pursuant to the terms of Article 9. When used with reference to the Preferred Interests or any class of Common Interests, “Percentage Interest” shall mean the initial Percentage Interest of each Partner in respect of the Preferred Interests or such class of Common Interests, as the case may be, set forth on the Schedule (which, with respect to each Partner, shall be the fraction, expressed as a percentage, equal to the amount of the total Capital Contributions of such Partner made to purchase such Interests divided by the total Capital Contributions of all Partners made to purchase such Interests).

“Permitted Transferee” shall mean, with respect to a Person, (a) any Affiliate of such Person, and (b) in the case of a Person that is an individual, (i) an Immediate Family Relative, (ii) a trust controlled for the primary benefit of such Person and/or one or more of such Person’s Immediate Family Relatives, or his or her successors upon death, (iii) a partnership, the partners of which consist of such Person and/or one or more of such Person’s Immediate Family Relatives, or (iv) a family or private (operating or non-operating) foundation of such Person; provided that, in the case of clauses (i) – (iv), the transferor (or, if the transferor is a Principal, either of the Principals) shall retain voting control of the Transferred Interests.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“Preferred Return Threshold” shall mean, with respect to any Partner, (a) the receipt of distributions by such Partner in respect of its Preferred Interests that yields an internal rate of return of 7.0% on such Partner’s Capital Contribution for its Preferred Interests, accruing from and including the SPA Closing Date to but not including the date the last of such distributions is made pursuant to this Agreement, and (b) after the distributions under clause (a) have been made, the return to such Partner of its Capital Contribution for its Preferred Interests.

“Preferred Interests” has the meaning set forth in Section 4.3.

“Prime Rate” shall mean the rate of interest publicly announced from time to time by JPMorgan Chase & Co., New York, New York, or its successor as its “prime rate.”

“Principals” has the meaning set forth in Section 6.6.

“Proceeding” has the meaning set forth in Section 6.7(b).

“Purchase Notice” has the meaning set forth in Section 5.5(a).

“Purchase Price” has the meaning set forth in Section 5.5(a).

“Register” has the meaning set forth in Section 4.2(a).

“Regulations” shall mean the regulations of the U.S. Treasury Department promulgated under the Code.

“Related Party Transaction” has the meaning set forth in Section 3.6(a).

“Say-on-Pay Vote” has the meaning set forth in Section 3.6(c).

“Schedule” has the meaning set forth in Section 2.4.

“Second Return Threshold” shall mean (a) the receipt of distributions by the Partners in respect of their Preferred Interests and Common Interests (excluding the return of each Partner’s Capital Contribution for its Class A Common Interests) that yield an internal rate of return of 18.0% on the Partners’ aggregate Capital Contributions for their Preferred Interests, accruing from and including the SPA Closing Date to but not including the date the last of such distributions is made pursuant to this Agreement, and (b) after the distributions under clause (a) have been made, the return to each Partner of its Capital Contribution for its Class B Common Interests.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and all rules and regulations thereunder.

“Shares” shall mean the shares of common stock of the Corporation held by ASAC and any other property (other than cash) received by it as a dividend or distribution on or in exchange for the Shares.

“SPA Closing Date” shall mean the Closing Date, as defined in the Stock Purchase Agreement, dated as of July 25, 2013, among the Corporation, ASAC and Vivendi, S.A., a société anonyme organized under the laws of France.

“Special Purpose Provisions” has the meaning set forth in Section 13.1.

“Stockholders Agreement” shall mean the Stockholders Agreement, dated as of the SPA Closing Date, between the Partnership, the Principals and the Corporation, setting forth certain governance arrangements and granting certain registration rights to the Partnership and to the Partners upon receipt of Shares from the Partnership.

“Subscription Agreements” shall mean the Subscription Agreements by and between ASAC and each Limited Partner.

“Substitute Partner” shall mean any Person admitted to ASAC as a Limited Partner pursuant to Section 9.3.

“Term Loans” shall mean the term loans made pursuant to the two loan agreements, in each case, dated as of the SPA Closing Date, among ASAC and the lenders party thereto, as they may be amended, restated, amended and restated, refinanced, replaced, renewed, substituted or otherwise modified from time to time in accordance with Section 3.2(b).

“Termination Event” has the meaning set forth in Section 10.1.

“Third Return Threshold” shall mean (a) the receipt of distributions by the Partners in respect of their Preferred Interests and Common Interests (excluding the return of each Partner’s Capital Contributions for its Class A Common Interests and Class B Common Interests) that yield an internal rate of return of 22.0% on the Partners’ aggregate Capital Contributions for their Preferred Interests, accruing from and including the SPA Closing Date to but not including the date the last of such distributions is made pursuant to this Agreement, and (b) after the distributions under clause (a) have been made, the return to each Partner of its Capital Contribution for its Class C Common Interests.

“TMP” has the meaning set forth in Section 12.2(a).

“Transfer” shall mean any sale, assignment, transfer or other disposition, or pledge, hypothecation or other encumbrance, of an Interest, whether directly or indirectly (by merger or sale of equity or assets in any direct or indirect holding company), and irrespective of whether any of the foregoing are effected voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, or whether inter vivos or upon death.

“Transfer Interests” has the meaning set forth in Section 9.4(a).

“Transfer Notice” has the meaning set forth in Section 9.4(a).

“Withholding Tax Amounts” has the meaning set forth in Section 5.2(b).

“Withholding Shares” has the meaning set forth in Section 5.2(b)(ii).

1.2. Rules of Construction. All other defined terms used in this Agreement shall have the respective meanings assigned to them in the Sections in which they appear. For all purposes of this Agreement, except as expressly provided or unless the context otherwise requires, the words “including,” “includes,” “include,” and other words of similar import shall be deemed to be followed by the phrase “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified herein. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The rule known as the eiusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) except as otherwise provided herein, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to action undertaken or to be undertaken by the Partnership shall be construed as referring to the General Partner on behalf of the Partnership, and (f) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and any successor statutory provisions. For all purposes of this Agreement, a “creditor of ASAC” shall include any Person extending credit to ASAC and any Person who is entitled to the benefit of a guaranty, indemnity or other assurance of payment from ASAC. It is intended that the terms of this Agreement be construed in accordance with their fair meanings and not against any particular Person. All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

1.3. Discretion of the Partners. Except as expressly provided, in any case where the General Partner is authorized or required to take an action or give an approval, make a decision or determination in its discretion or its judgment or no standard is specified, it may do so in its sole discretion or sole judgment. Wherever in this Agreement a Limited Partner is empowered to provide a consent, vote or approval, such Limited Partner is entitled to consider, favor and further only such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any interest of ASAC, as a whole, or any other Limited Partner.

ARTICLE 2

FORMATION OF ASAC

2.1. Formation and Continuation.

(a) ASAC has been formed as an exempted limited partnership under the laws of the Cayman Islands. The General Partner shall, and shall be authorized to, take all necessary action required by law to maintain ASAC as an exempted limited partnership under the ELP Law and in all other jurisdictions in which ASAC may elect to carry out its activities.

(b) The General Partner hereby admits as Limited Partners the other parties to this Agreement on the date hereof. The parties hereto agree to continue the Partnership pursuant to the ELP Law and on the terms of this Agreement. The rights and obligations of the parties hereto shall be governed by the provisions of this Agreement and the ELP Law.

(c) Upon the admission of the Limited Partners pursuant to Section 2.1(b), the Original Limited Partner shall (i) receive a return of his original capital contribution, if any, (ii) withdraw as the Original Limited Partner of ASAC and (iii) have no further right, interest or obligation of any kind whatsoever as a partner in ASAC by reason of having been the Original Limited Partner.

2.2. Name, Address and Registered Office.

(a) The name of the Partnership is ASAC II LP, which name may be changed by the General Partner in its discretion. The mailing address of the Partnership is c/o Northern Trust Private Equity Administration, Department 2008, 801 South Canal, Chicago, IL 60607, or such other address as may hereafter be determined by the General Partner. The General Partner shall promptly notify the Limited Partners of any change in name or address of the Partnership.

(b) The registered office of the Partnership shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1 1104, Cayman Islands, or at such other place as the General Partner may determine.

2.3. Term of the Partnership. The Partnership shall continue in full force and effect from the date it was registered as an exempted limited partnership under section 9 of the ELP Law through the date of commencement of winding up of the Partnership as provided in Article 10. Upon the completion of winding up of the Partnership, a Notice of Dissolution shall be filed in accordance with the ELP Law and the Partnership shall dissolve.

2.4. Schedule. The General Partner shall cause to be maintained at the address of the Partnership a schedule which shall include the name, address, Capital Contributions (including Capital Contributions for Preferred Interests and each class of Common Interests) and Percentage Interest (including Percentage Interest of the Preferred Interests and each class of Common Interests) of each Partner and such other information as the General Partner may deem necessary or desirable (the “Schedule”). The Schedule may be maintained by the General Partner in an electronic format. The Schedule will not be a part of this Agreement, but changes to the Schedule shall be made only in accordance with the terms and conditions of this

Agreement. The General Partner shall from time to time update the Schedule as necessary to accurately reflect the information therein. Any reference herein to the Schedule shall be deemed a reference to the Schedule as in effect from time to time. No action or Consent of any Limited Partner shall be required to amend or update the Schedule to reflect actions or changes authorized in accordance with the terms and conditions of this Agreement.

ARTICLE 3

PURPOSES AND ACTIVITIES

3.1. Purposes. ASAC is being formed to acquire, hold and dispose of the Shares. ASAC shall, subject to Section 3.4, have the power to exercise any and all authority, rights, remedies and powers relating thereto or in connection therewith and engage in any lawful act or activity for which exempted limited partnerships may be formed under the ELP Law relating to, or in furtherance of, the purposes described in the first sentence of this Section 3.1, including any of the activities set forth in Section 3.2 and the creation of the Interests as contemplated by and in accordance with this Agreement.

3.2. Authorized Activities. In furtherance of the purposes set forth in the first sentence of Section 3.1, but subject in all cases to the other provisions of this Agreement (including Section 3.4) and applicable law, ASAC is and shall be permitted, empowered and authorized to engage in, take and carry out any and all of the following activities as the General Partner shall determine in its discretion:

(a) to acquire, hold and pledge, and, solely for purposes of paying (or reimbursing) the liabilities, expenses or other obligations of ASAC (including ASAC Expenses and the Term Loans) or distributing the Shares to the Partners pursuant to this Agreement, to sell, transfer or otherwise dispose of the Shares, including the timing, manner and terms of any such transactions (subject to Sections 3.3, 5.3 and 5.4), and the terms and conditions of the Term Loans and related facility documents;

(b) to incur, and perform its obligations under, the Term Loans and related facility documents, issue evidences or give guaranties or indemnities in respect thereof, pay interest thereon in kind and/or in cash, and secure the same by pledge or other lien on the assets of ASAC, and repay or prepay in whole or in part, refinance, replace, reduce, or modify the Term Loans in furtherance of any or all of the purposes of ASAC; provided, however, that ASAC may not (i) extend the stated maturity of the Term Loans or increase the principal amount of the Term Loans (whether through refinancing of the Term Loans or otherwise) other than through the operation of any pay in kind interest feature or (ii) incur additional indebtedness of any kind for borrowed money or guaranty any obligation of another Person;

(c) to enter into, perform and carry out any and all contracts, guaranties, indemnities or other agreements of any kind, including contracts with any Person affiliated with the General Partner (subject to Section 3.3), necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of ASAC;

(d) to bring, sue, prosecute, defend, settle or compromise actions at law or in equity related to the purposes and activities of ASAC;

(e) to open, maintain and close bank accounts and/or accounts with brokers and draw checks and other orders for the payment of money, and to invest such funds as are temporarily not otherwise required for the purposes of ASAC in temporary investments, including money market funds and certificates of deposit, but not including making loans;

(f) to incur and pay fees, costs and expenses of any type or nature necessary, convenient or incidental to the accomplishment of the purposes of ASAC, including ASAC Expenses;

(g) to register or qualify ASAC under any applicable laws, or to obtain exemptions under such laws, if such registration, qualification, or exemption is deemed necessary or desirable by the General Partner;

(h)  (i) to execute and deliver any documents in connection with the issuance and sale of the Interests and (ii) to purchase, redeem, cancel or otherwise retire or dispose of the Interest of any Partner pursuant to the provisions of this Agreement;

(i) to have and exercise all of the powers, rights, remedies and authority conferred upon, granted to, or vested in, ASAC as a shareholder of the Corporation, including the exercise of registration rights and voting rights (subject to Section 3.6);

(j) to engage the services of various persons, entities and professionals, including legal counsel, accountants, third-party administrators and financial, investment and other advisors, for the purposes of representing and providing services to ASAC in connection with the organization and administration of the affairs of ASAC, the acquisition and disposition of the Shares or otherwise; and

(k) to purchase and sell derivatives for the purpose of managing, hedging or minimizing the risk to ASAC associated with movements in interest rates; provided, however, that, other than for the purposes described in this Section 3.2(k), ASAC shall not utilize derivatives for the purpose of speculating or trading in the foregoing;

(l) to engage in any kind of lawful activity and perform and carry out contracts of any kind as the General Partner deems necessary or advisable in connection with the accomplishment of the purposes of ASAC, and have and exercise all of the powers and rights conferred upon exempted limited partnerships formed pursuant to the ELP Law in connection with the accomplishment of the purposes of ASAC.

3.3. Prohibited Activities. Notwithstanding any other provision of this Agreement, ASAC shall not be empowered or authorized, and the General Partner shall not cause or permit ASAC to take any of the following actions:

(a) to conduct any activities other than those authorized pursuant to Sections 3.1 and 3.2;

(b) to create or issue any additional Interests of any class or any other securities or rights (including any interests, securities, shares, share equivalents or rights convertible or exchangeable into Interests of any class);

(c) except as contemplated by the terms of this Agreement or with the Consent of holders of a majority of the Percentage Interests of the Limited Partners, (i) to enter into an agreement or transaction with the Corporation, the General Partner or any of the Principals or any of their respective Affiliates, (ii) to acquire any assets from or sell any assets to the Corporation, the General Partner or any of the Principals or any of their respective Affiliates or (iii) to engage the Corporation, the General Partner or any of the Principals or any of their respective Affiliates to provide goods or services for any compensation; or

(d) to Transfer or approve or consent to any Transfer of Interests by any Partner, redeem or sell the Interests of any Partner in accordance with Section 9.6, approve or consent to any withdrawal of any Partner, or approve, consent to or take any other action under or in connection with this Agreement, in each case, that would result in more than one (i) individual Limited Partner, together with its Affiliates and Permitted Transferees, or (ii) group of Limited Partners under common investment management, in each case, directly or indirectly, in the aggregate, owning or controlling 25% or more of the issued and outstanding Interests, unless each Investment Company LP waives in writing the application of this clause (d) (which waiver may be withheld for any reason or no reason, in its sole and absolute discretion).

3.4. Limitations on the Partnership’s Activities; Separateness.

(a) Notwithstanding any other provision of this Agreement and any other provision of law that otherwise so empowers the Partnership, the General Partner or any other Person, as long as any obligations under either Term Loan or any related facility document are outstanding, unless otherwise consented to by the administrative agent under such Term Loan, the General Partner shall cause the Partnership to (and since its formation, the Partnership has complied with the following):

(i) maintain its own separate books and records and bank accounts;

(ii) at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity (including through the use of separate stationary, signage and business cards);

(iii) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(iv) hold all of its assets in the name of the General Partner on behalf of the Partnership and not commingle its assets with assets of any other Persons;

(v) strictly comply with all organizational formalities to maintain its separate existence;

(vi) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on any financial statement of any other Person; (provided that its assets may be included in consolidated financial statements of one of its Affiliates, and provided, further, that for financial statements covering fiscal quarters ending on and after the first fiscal quarter ending after the date hereof (1) appropriate disclosure within the consolidated financial statements or footnotes thereto shall be made to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (2) such assets shall also be listed on its own separate balance sheet);

(vii) pay its own liabilities only out of its own funds;

(viii) maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis and on terms similar to those of an arm’s-length transaction; it being understood that the relationship and economic terms between the Partnership and the General Partner expressly provided in this Agreement (as of the date hereof) are deemed to be arms’-length and commercially reasonable hereunder;

(ix) correct any known misunderstanding regarding its separate identity and not identify itself as a division of any other Person;

(x) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided that the foregoing shall not require any partner thereof to make any additional capital contributions to it;

(xi) use reasonable best efforts to cause its partners, officers, agents and other representatives (including any member and/or manager on behalf of General Partner) to act at all times with respect to it consistently and in furtherance of the foregoing and in its best interests; it being understood that the Principals serve as officers and/or directors of the Corporation and owe fiduciary duties to the Corporation;

(xii) maintain its funds and assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate;

(xv) at all times have a general partner, the organizational documents for which include provisions substantially similar to the Special Purpose Provisions (other than this clause (xv)), with any deviations therefrom approved by the administrative agent under each Term Loan.

(b) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Partnership, the Partners or any other Person, so long as any obligations under either Term Loan or any related facility documents are outstanding, neither the General Partner nor any other Person shall be authorized or empowered on behalf of the Partnership to, nor shall they permit the Partnership to, and the Partnership shall not, without the prior written consent of the administrative agent under such Term Loan:

(i) take any Bankruptcy Action, to the fullest extent permitted by applicable law, or engage in any consolidation or merger of the Partnership;

(ii) incur any indebtedness, other than the Term Loans;

(iii) pledge its assets for the benefit of any Person, other than the lenders and agents under the Term Loans;

(iv) acquire any assets, other than (a) cash equivalents purchased with any cash that is not held as collateral for the Term Loans and (b) the collateral for the Term Loans;

(v) make any loans or advances to any other Person (other than advances contemplated by Section 5.2(b) or Section 6.7(c)); or

(vi) enter into any contract, guaranty, indemnity or other agreement of any kind, other than (A) the Term Loans and related facility documents, (B) this Agreement and the Stockholders Agreement, (C) separate indemnification agreements entered into in accordance with Section 6.7(b), (D) routine administrative agreements entered into in the ordinary course of the administration of the affairs of the Partnership, and (E) insurance contracts purchased under Section 6.7(f); provided that, in the case of clauses (D) and (E), the Partnership shall not enter into any such agreement or contract unless, at the time of its entry therein, the aggregate amount of obligations of the Partnership, with respect to all such agreements and contracts, that are due and payable, or that will become due during the scheduled term of the Term Loans, do not exceed the amount of cash and cash equivalents then held by the Partnership that do not constitute collateral for the Term Loans.

3.5. Ownership Restriction. Notwithstanding any other provision of this Agreement, ASAC’s direct and indirect ownership of Shares in the aggregate shall at all times be less than 25% of the Outstanding Common Stock (the “Ownership Restriction”) and the General Partner shall not, and shall cause ASAC not to, take or approve (by vote, written consent or otherwise) any action or transaction which would reasonably be likely to result in ASAC exceeding the Ownership Restriction. In the event that ASAC, the General Partner and/or any of the Principals become aware of any pending action or transaction that would reasonably be likely to result in ASAC exceeding the Ownership Restriction, prior to such action or transaction taking place or being effective, the General Partner shall, and shall cause ASAC to, use its best efforts to take such actions as are necessary to ensure that the Ownership Restriction is not exceeded at any time.

3.6. Related Party Transactions.

(a) In the event that any transaction involving the Corporation or the shareholders thereof, on the one hand, and a Principal or an Affiliate of a Principal, on the other hand, is submitted to a vote of the stockholders of the Corporation, or otherwise requires an action to be taken by the stockholders of the Corporation (a “Related Party Transaction”), the General Partner shall vote in person or by proxy, or cause to be voted (including by written consent, if applicable), all of the Shares, or shall take such other actions with respect to the Shares (including tendering Shares in a tender offer and exercising any appraisal rights), in accordance with the written instructions of the Partners given in respect of their respective pro rata interests in the Shares (calculated in accordance with their Percentage Interests in respect of the Preferred Interests).

(b) Promptly upon receiving notice of a vote or other action required in connection with a Related Party Transaction, but in any event within five Business Days after receipt of such notice, the General Partner shall (i) solicit the required instructions of each Limited Partner with respect to such Partner’s pro rata interest in the Shares and (ii) in connection with such solicitation, provide to the Limited Partners all non-confidential information with respect to such Related Party Transaction within the knowledge of the General Partner or the Principals which should reasonably be brought to the attention of the Limited Partners or which the Limited Partners reasonably request. Upon receipt of such solicitation and information, each Limited Partner shall have the right provide the General Partner with its instructions as to how to vote or the other action to be taken with respect to its pro rata interest in the Shares by notice in writing to the General Partner; provided, however, that, so long as it is a Limited Partner, each Investment Company LP hereby irrevocably waives any right to vote, or cause to be voted, or to instruct the General Partner as to how to vote the portion of such Investment Company LP’s pro rata interest in the Shares that exceeds at the relevant time 4.99% of total issued and outstanding shares of common stock of the Corporation (the “Excess Shares”) and to the extent of such excess; provided, further, that such waiver shall not affect (A) the right of such Investment Company LP to instruct the General Partner to take other actions with respect to the Excess Shares (including to tender the Excess Shares in a tender offer and to exercise any appraisal rights) or (B) any shares of common stock of the Corporation held by such Investment Company LP directly or through any other Person (other than the Partnership). Such notice must be delivered in accordance with Section 14.9 and shall become irrevocable on the second Business Day prior to the date on which the stockholder vote or other action in respect of the relevant Related Party Transaction is taken. If any Limited Partner fails to provide such notice by the second Business Day prior to such date, the General Partner shall be entitled to vote or take such other action with respect to such Partner’s pro rata interest in the Shares in proportion to the instructions of the Limited Partners who provided the General Partner with their instructions, except that the General Partner shall not have the right to vote the Excess Shares in any manner and shall abstain from voting the Excess Shares in connection with any Related Party Transaction.

(c) The provisions of this Section 3.6 relating to any vote required in connection with a Related Party Transaction shall apply mutatis mutandis to any non-binding resolution approving the compensation of the Corporation’s executive officers named in the Corporation’s proxy statement for any annual meeting of stockholders of the Corporation (each, a “Say-on-Pay Vote”), unless the General Partner shall vote in person or by proxy, or cause to be voted, all of the Shares in accordance with the recommendation of the independent Compensation Committee of the Corporation with respect to such Say-on-Pay Vote.

(d) Notwithstanding the provisions of Section 6.6, at the reasonable request of a Limited Partner, the General Partner shall, in accordance with the written request of such Limited Partner, cause a number of Shares equal to such Limited Partner’s pro rata interest in the Shares held by ASAC (calculated in accordance with their Percentage Interests in respect of the Preferred Interests) to participate in any action, suit or proceeding brought by a party who is not a Limited Partner against the Corporation and its directors and executive officers and relating to a Related Party Transaction.

3.7. Title to ASAC Property. All property owned by ASAC, whether real or personal, tangible or intangible, shall be deemed to be owned by the General Partner on trust for ASAC, and no Partner, individually, shall have any ownership of such property.

3.8. Tax Matters. The General Partner has caused ASAC to elect to be classified as a partnership for U.S. federal tax purposes, effective as of the date of its formation, and ASAC shall not revoke such election or take any other action that would cause ASAC to be classified as other than a partnership.

3.9. Waiver of Voting Rights. Notwithstanding any other provision of this Agreement, each Investment Company LP whose Percentage Interests in respect of the Interests exceed 4.99% of the total Percentage Interests of all Partners in respect of the Interests at the relevant time hereby irrevocably waives any right to vote, or cause to be voted (including by a Consent), (i) to remove the General Partner and to appoint a new general partner of the Partnership pursuant to Section 6.4 and (ii) to commence the winding up of the Partnership upon the occurrence of a GP Termination Event pursuant to Section 10.1(c), in each case, with respect to the portion of such Investment Company LP’s Percentage Interests in respect of the Interests in excess of 4.99% of the total Percentage Interests of all Partners in respect of the Interests.

ARTICLE 4

THE PARTNERSHIP INTERESTS AND CAPITAL

4.1. General Partner. The General Partner is ASAC II LLC, a Delaware limited liability company. The mailing address of the General Partner is c/o Northern Trust Private Equity Administration, Department 2008, 801 South Canal, Chicago, IL 60607. The General Partner shall notify the Limited Partners of any change to its mailing address. The Capital Contributions (including Capital Contributions for Preferred Interests and each class of Common Interests) and Percentage Interest (including Percentage Interest of the Preferred Interests and each class of Common Interests) of the General Partner are set forth on the Schedule.

4.2. Limited Partners.

(a) The name, address, Capital Contributions (including Capital Contributions for Preferred Interests and each class of Common Interests) and Percentage Interest (including Percentage Interest of the Preferred Interests and each class of Common Interests) of each Limited Partner are set forth on the Schedule. The Schedule shall promptly be amended by the General Partner to reflect the addition, substitution or withdrawal of any Partner or the increase or decrease of any Partner’s Capital Contributions (including Capital Contributions for Preferred Interests and each class of Common Interests) or Percentage Interest (including Percentage Interest of the Preferred Interests and each class of Common Interests). In addition, the names of the Partners, the dates and the amounts of their respective Capital Contributions and the dates and amounts of distributions representing returns of Capital Contributions shall be set forth in the Register of the Interests maintained in accordance with the provisions of the ELP Law (the “Register”). The Register shall be filed with the records of ASAC and shall be amended from time to time by or on behalf of the General Partner to reflect new Limited Partners or changes in Limited Partners and/or their Capital Contributions and any other matters required to be documented therein pursuant to section 11(1) of the ELP Law.

(b) After the date hereof, a Person may be admitted as a Limited Partner only in connection with the Transfer of an Interest in accordance with the terms hereof, and the General Partner shall not otherwise have the right to admit any additional Limited Partners to ASAC.

4.3. Interests. The Interests of the Partners shall consist of preferred interests (“Preferred Interests”) and common interests (“Common Interests”), with such rights and obligations as are set out in this Agreement. Further, there shall be multiple classes of Common Interests, which shall consist of (a) Class A Common Interests; (b) Class B Common Interests; (c) Class C Common Interests; and (d) Class D Common Interests (the “Class A Common Interests,” the “Class B Common Interests,” the “Class C Common Interests” and the “Class D Common Interests,” respectively), with such rights and obligations as are set out in this Agreement. After the date hereof, the General Partner shall not have the right to create or issue any additional Interests of any class.

4.4. Capital Contributions. On the date hereof, pursuant to the applicable Subscription Agreement and this Agreement, each Partner has made Capital Contributions to ASAC to purchase Preferred Interests and Common Interests of each class in the percentages set forth on the Schedule. Unless the Partners unanimously Consent thereto, no Partner shall be permitted or required to make any additional Capital Contributions.

4.5. Interest. The Partners shall not receive interest on their Capital Contributions or Capital Accounts.

4.6. Capital Account. ASAC shall maintain on its books and records an account (a “Capital Account”) established for each Partner (and any other Person who acquires an Interest), which shall initially be zero and which shall be adjusted as set forth in this Section 4.6:

(a) To each Partner’s Capital Account there shall be credited (i) the Capital Contributions of such Partner, (ii) any income or gain allocated to such Partner under Article 5 and (iii) the amount of any ASAC liabilities assumed by the Partner or secured by distributed assets that such Partner assumes or takes subject to; and

(b) To each Partner’s Capital Account there shall be debited (i) the amount of cash distributed to such Partner, (ii) the fair market value of any ASAC asset distributed to such Partner as determined in accordance with the valuation methodology set forth in Section 5.3, net of any liabilities assumed or to which the asset is subject, and (iii) any deduction or loss allocated to such Partner under Article 5.

In the event that a Partner’s Interest or portion thereof is transferred within the meaning of Regulations § 1.704-1(b)(2)(iv)(f), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Interest or portion thereof so transferred.

4.7. Withdrawal or Return of Capital Contributions. Except as otherwise provided in this Agreement or required by law, (a) no Partner shall have the right to withdraw or reduce its Capital Contributions, or to demand and receive property other than property distributed by ASAC in accordance with the terms hereof in return for its Capital Contributions, (b) ASAC shall not return any Capital Contributions to any Partner (whether through distributions, redemption of Interests or otherwise) except (i) on a pro rata basis with all other Partners holding Preferred Interests or the applicable class of Common Interests, as the case may be, and in accordance with the order of priority set forth in Section 5.2 or (ii) as otherwise expressly contemplated by the terms of this Agreement (including Section 9.6), and (c) any return of Capital Contributions to the Partners shall be solely from ASAC assets, and no Partner shall be personally liable for any such return.

4.8. Restoration of Negative Capital Accounts. Neither the General Partner nor any Limited Partner shall be obligated to restore any deficit balance in its Capital Account or shall be personally liable for the return of the Capital Contributions of any Partner, or any portion thereof, including upon and after dissolution of the Partnership, it being expressly understood that (a) any such return shall be made solely from ASAC assets and (b) a deficit in a Partner’s Capital Account shall not constitute an ASAC asset.

ARTICLE 5

ALLOCATIONS

AND DISTRIBUTIONS TO PARTNERS

5.1. Allocations.

(a) Except as otherwise provided in this Agreement, income, gains, deductions, losses and credits of ASAC shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after making such allocation, and after taking into account actual distributions previously made is, as nearly as possible, equal (proportionately) to the distribution that would be made pursuant to Article 10 if ASAC had commenced winding up, its assets were sold for cash equal to their Carrying Value, all ASAC liabilities were satisfied in cash according to their terms (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability), and the net assets of ASAC were distributed in accordance with Article 10 to the Partners immediately after making such allocation.

(b) The net items of income, gain, loss, deduction and credits recognized by ASAC for U.S. federal, state and local income tax purposes, shall be allocated among the Partners in the same manner as the corresponding items were allocated for Capital Account purposes. If the Carrying Value of any ASAC asset is adjusted pursuant to the definition of “Carrying Value” (or otherwise differs from such asset’s adjusted tax basis), subsequent allocations of net items of income, gain, loss, deduction and credit with respect to such ASAC asset shall take account of any variation between the adjusted basis of such ASAC asset for U.S. federal income tax purposes and its Carrying Value in a manner consistent with Section 704(c) of the Code and the applicable Regulations as reasonably determined by the General Partner in accordance with the “traditional method” described in Regulation § 1.704-3(b).

(c) The provisions of this Agreement relating to allocations and the maintenance of Capital Accounts are intended to comply with Section 704 of the Code and the Regulations promulgated thereunder, shall be considered to include a “Qualified Income Offset” and “Minimum Gain Chargeback,” as defined in such Regulations, and shall be interpreted and applied in a manner consistent with the foregoing. Recognizing the complexity of these provisions, the General Partner is authorized to use its reasonable discretion to modify these allocations (including by making allocations of gross items of income, gain, loss or deduction rather than allocations of net items) to ensure that they are consistent with the Partners’ economic interests in ASAC.

5.2. Distributions.

(a) The amount and timing of distributions from ASAC to the Partners shall be at the reasonable discretion of the General Partner and, notwithstanding anything to the contrary herein, shall be subject to any restrictions under the terms of the Term Loans and the restrictions under Sections 5.3 and 5.4. Subject to Sections 5.2(b), 10.2 and 12.5, Available Shares or Available Cash distributable to the Partners as of any date of distribution shall be distributed to the Partners in the following amounts and order of priority:

(i) First, until the Preferred Return Threshold has been met, to the Partners pro rata in accordance with their respective Percentage Interests in respect of the Preferred Interests;

(ii) Second, until the First Return Threshold has been met, to the Partners pro rata in accordance with their respective Percentage Interests in respect of the Class A Common Interests;

(iii) Third, until the Second Return Threshold has been met, to the Partners pro rata in accordance with their respective Percentage Interests in respect of the Class B Common Interests;

(iv) Fourth, until the Third Return Threshold has been met, to the Partners pro rata in accordance with their respective Percentage Interests in respect of the Class C Common Interests; and

(v) Thereafter, to the Partners pro rata in accordance with their respective Percentage Interests in respect of the Class D Common Interests.

Attached hereto as Schedule C is an illustrative calculation of the distributions resulting from the foregoing provisions, assuming that the Term Loans are repaid and Shares distributed to the Partners on the fourth anniversary of the SPA Closing Date, based on the assumptions set forth therein. Subject to the terms and conditions of this Agreement, the Partners acknowledge and agree that the principles and methodologies used in preparing such illustrative calculation shall be used in any future calculations required to be made in respect of distributions of Available Cash or Available Shares to the Partners.

(b) With respect to any amounts of any tax required to be withheld by ASAC (or an applicable withholding agent) under the Code or the Regulations or the tax laws of any jurisdiction (“Withholding Tax Amounts”):

(i) The General Partner (or such withholding agent) may withhold from any amounts or Shares distributable to any Partner any Withholding Tax Amounts or a portion of such Shares reasonably determined by the General Partner (or such withholding agent) to be necessary to sell to pay such amounts. Such amounts or Shares so withheld shall be treated as distributed to such Partner and such amounts or the proceeds from the sale of such Shares paid by such Partner to the relevant tax authority. The General Partner shall notify such Partner of any such withholding and shall cause ASAC (or such withholding agent) to make any required payments to the relevant tax authority in respect of any withheld amounts, and shall provide a receipt from the relevant tax authority or, if no such receipt is available, such other documentation as is reasonably acceptable to such Partner, evidencing such payment.

(ii) If ASAC (or such withholding agent) is required to withhold taxes with respect to any amounts or Shares that are not currently distributed to a Partner, to the extent that ASAC has Available Cash sufficient to cover the Withholding Tax Amounts, the General Partner shall cause ASAC (or such withholding agent) to timely remit such amounts to the relevant tax authorities, and shall provide a receipt from the relevant tax authority or, if no such receipt is available, such other documentation as is reasonably acceptable to such Partner, evidencing such payment; provided, however, that, if the General Partner reasonably determines that additional cash is necessary or desirable for (A) the payment of (or reimbursement for), or the establishment of reserves for, the current or potential liabilities, expenses or other obligations of ASAC (including ASAC Expenses and the Term Loans) or (B) the maintenance of adequate working capital for the continued existence and administration of the affairs of ASAC and for ownership and disposition of the Shares, including to pay ASAC Expenses, then such Partner shall pay to ASAC any and all such Available Cash previously advanced in respect of Withholding Tax Amounts and/or any additional Withholding Tax Amounts currently required to be withheld (or such lesser amounts requested by the General Partner), within 10 Business Days after receipt of written request therefor from ASAC; provided, further, that, if such Partner shall not have paid such Withholding Tax Amounts within such 10 Business Day period, ASAC shall be entitled to pursue and enforce all rights and remedies it may have against such Partner, including instituting a lawsuit to collect such Withholding Tax Amounts and any and all damages, costs and expenses incurred by ASAC that are, in the reasonable judgment of the General Partner, attributable to the failure of such Partner to comply with the provisions of this Section 5.2(b) and/or selling such number of Shares reasonably determined by the General Partner to be necessary to pay such Withholding Tax Amounts or reimburse it for such damages, costs and expenses. If, prior to the Distribution Date, such Partner pays to ASAC all such Withholding Tax Amounts, and reimburses it for all such damages, costs and expenses, if any, the payment of such amounts shall not be considered a Capital Contribution and subsequent distributions to such Partner shall, to the extent consistent with applicable tax law, be made without further withholding for taxes. If, as of the day immediately preceding the Distribution Date, all or any portion of the Withholding Tax Amounts (including, for the avoidance of doubt, any amount of Available Cash used by ASAC to cover any Withholding Tax Amounts attributable to such Partner), damages, costs and expenses has not been paid by such Partner to ASAC, the number of Available Shares shall be deemed to be increased by a number of Shares equal to (x) such unpaid amount, divided by (y) the average closing price of the shares of common stock of the Corporation calculated in accordance with Section 5.3 (the “Withholding Shares”), and the General Partner shall be entitled to deduct from the Shares otherwise distributable to such Partner the Withholding Shares; it being understood that such Withholding Shares shall be deducted, first, from the Shares otherwise distributable to such Partner in respect of its Preferred Interest and, second, from the Shares otherwise distributable to such Partner in respect of its Common Interests consistent with the order of priority set forth in Section 5.2(a).

(c) If any Partner shall have received distributions at any time in excess of the amounts or Shares to which such Partner was entitled under this Section 5.2 at such time, then, prior to the completion of the winding up of ASAC, such Partner shall return such excess amounts or Shares (or the proceeds from the sale thereof) to ASAC and such returned amounts or Shares (or proceeds) shall not be considered Capital Contributions and shall be treated as never having been distributed to such Partner.

5.3. Form of Distributions; Valuation of Shares. Except as described in Section 5.4(b), ASAC shall not sell any Shares to make any distribution to the Partners, and any such distribution shall therefore be made in Shares. All Available Shares shall be allocated among the Partners in accordance with Section 5.2 based on the average closing price of the shares of common stock of the Corporation over the 15 trading days immediately preceding the Distribution Date. Any distributed property (other than Shares) will be valued for distribution purposes at its fair market value as determined by the General Partner using such reasonable valuation methodology as it may adopt. All Available Cash shall be allocated among the Partners in accordance with Section 5.2 in U.S. dollars.

5.4. Amount and Timing of Distributions.

(a) ASAC shall not distribute any Shares to the Partners except in connection with the winding up of the affairs of the Partnership in accordance with Article 10. One distribution of all Available Shares shall be made in connection with such winding up of the affairs of the Partnership on a date which is specified in a written notice given by the General Partner to each Limited Partner and the Corporation at least 30 calendar days prior thereto, which date shall not fall within any period commencing on the 10th calendar date prior to a regularly scheduled blackout period of the Corporation and ending on the last day of such blackout period (the “Distribution Date”); it being understood that (i) once such notice is given, the General

Partner shall cause all actions contemplated by Section 10.2 to occur prior to the Distribution Date and (ii) the distribution of all Available Shares shall occur on the Distribution Date under all circumstances unless the Consent of holders of two-thirds of the Percentage Interests of the Limited Partners voting on such matter elect to cause such distribution not to occur on the Distribution Date, which vote shall occur at least two days prior to the Distribution Date; provided, however, that, solely in the event that an unscheduled blackout period of the Corporation occurs or is continuing following the giving of the notice of the Distribution Date, the distribution of all Available Shares shall occur on the later of (A) the first Business Day after the last day of any such blackout period and (B) the Distribution Date as notified to each Limited Partner and the Corporation.

(b) Notwithstanding anything to the contrary in this Agreement, (i) each allocation of Available Shares to be distributed to a Partner shall be rounded down to the nearest whole Share and (ii) no fractional Shares shall be distributed to any Partner. If, following such allocation, any Partner would be entitled to receive a fractional Share but for this Section 5.4(b), such Partner shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the General Partner and shall represent such Partner’s proportionate interest in the net proceeds from the sale by the General Partner on behalf of the Partners of the aggregate fractional Shares that such Partners would otherwise be entitled to receive. Any such sale shall be made by the General Partner and the net proceeds distributed to the Partners within a reasonable time after the Distribution Date. The General Partner shall specially allocate any tax gain or loss arising as a result of the sales described in this Section 5.4(b) to the Partners on whose behalf such Shares were sold.

(c) Pursuant to the Stockholders Agreement, the Partners shall be entitled to require the Corporation to maintain a shelf registration statement for resale by the Partners of the Shares distributed to them by ASAC until such time as all Shares distributed to them by ASAC are Freely Saleable by the Partners and, in any event, until the twelve-month anniversary of the Distribution Date. Subject to the restrictions in the Stockholders Agreement and pursuant to Section 2.10 thereof, ASAC shall transfer the rights with respect to the maintenance of an Automatic Shelf Registration Statement (as defined in the Stockholders Agreement) and Takedown Requests (as defined in the Stockholders Agreement) and/or Demand Registrations (as defined in the Stockholders Agreement) by the Limited Partners in connection with the distribution of the Shares by ASAC to the Limited Partners; provided that each Limited Partner seeking to sell any Registrable Securities (as defined in the Stockholders Agreement) pursuant to the Stockholders Agreement shall fulfill all obligations of Holder (as defined in the Stockholders Agreement) pursuant to the Stockholders Agreement.

(d) If the Term Loans are repaid in full prior to their stated maturity, all remaining Available Cash shall be distributed to the Partners in accordance with Section 5.2 within 10 Business Days after receipt thereof by ASAC.

5.5. Right of First Offer on Certain Sales of Shares.

(a) If ASAC proposes to sell any Shares to prepay or repay either Term Loan in full or in part, the General Partner shall give the Limited Partners not less than seven calendar days’ written notice of such sale (a “First Offer Notice”), stating the number of Shares proposed to be sold (the “First Offer Shares”). Each Limited Partner shall deliver a written notice to the General Partner within five calendar days after the receipt of such First Offer Notice (a “Purchase Notice”), stating whether it elects to purchase all or a portion of the First Offer Shares, the number of First Offer Shares such Limited Partner elects to purchase (subject to the limitations on ownership set forth in Section 5.5(c)) and the purchase price per Share at which it would be willing to purchase such First Offer Shares (the “Purchase Price”).

(b) If a Limited Partner does not deliver a Purchase Notice in accordance with Section 5.5(a), then such Limited Partner shall be deemed to have elected not to exercise its right of first offer with respect to the First Offer Shares. To the extent that the General Partner elects to accept any offer set forth in a Purchase Notice, it shall give each of the other Limited Partners that delivered Purchase Notices at least two calendar days’ written notice, stating the applicable Purchase Price, and each such Limited Partner shall have the right to participate in such sale by delivering written notice to the General Partner within such two calendar day period, stating the number of First Offer Shares it elects to purchase at the applicable Purchase Price. To the extent that the General Partner receives elections to purchase more than the number of First Offer Shares proposed to be sold in such sale, such Shares shall be allocated to the participating Limited Partners in accordance with their respective Percentage Interests in respect of the Preferred Interests (subject to the maximum number of First Offer Shares each such Limited Partner elected to purchase in its Purchase Notice and the limitations on ownership set forth in Section 5.5(c)). The General Partner shall give each participating Limited Partner at least two Business Days’ written notice of the closing date of such purchase and sale and the number of First Offer Shares allocated to such Limited Partner (if less than the number of First Offer Shares such Limited Partner elected to purchase). The payment by a participating Partner to ASAC of the aggregate Purchase Price in respect of its First Offers Shares shall not be considered a Capital Contribution.

(c) Each Limited Partner agrees that it shall not be entitled to exercise its rights of first offer hereunder to the extent that (i) such Limited Partner and its Affiliates and their respective Permitted Transferees, in the aggregate, own or control, or will, after giving effect to the closing of any purchase and sale pursuant to this Section 5.5, own or control, directly or indirectly (including their respective pro rata interests in the Shares), greater than 9.9% of the outstanding shares of common stock of the Corporation; provided, however, that clause (i) shall not apply to any of the Investment Company LPs or (ii) after giving effect to the closing of any purchase and sale pursuant to this Section 5.5, more than one (x) individual Limited Partner, together with its Affiliates and Permitted Transferees, or (y) group of Limited Partners under common investment management, in each case, directly or indirectly would, in the aggregate, own or control 25% or more of the issued and outstanding Interests, unless each Investment Company LP waives in writing the application of this clause (ii) (which waiver may be withheld for any reason or no reason, in its sole and absolute discretion).

(d) If the Limited Partners that delivered Purchase Notices in accordance with Section 5.5(a) do not elect to purchase all of the First Offer Shares, then ASAC may, within 30 calendar days from the last date for delivery of a Purchase Notice, sell any remaining portion of the First Offer Shares to any Person or Persons at a price per First Offer Share equal to or greater than the highest Purchase Price set forth in any Purchase Notice. If more than 30 days elapse from the last date for delivery of a Purchase Notice without consummation of such sale by

ASAC, the provisions of this Section 5.5 shall again apply to any future sales that otherwise come within its terms. Notwithstanding the foregoing, the provisions of this Section 5.5 shall not apply to sales of Shares (i) for the purpose of making interest payments, paying expenses or meeting margin calls under the Term Loans or (ii) if the General Partner reasonably determines that compliance with this Section would result in ASAC’s failure to comply with the terms and conditions of the Term Loans.

ARTICLE 6

RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER

6.1. Management.

(a) ASAC shall be managed by the General Partner, which shall, subject to Section 3.4, have the full, exclusive and complete right, power, authority and discretion, acting alone, to administer the affairs of ASAC, to take any and all actions (including executing and delivering on behalf of ASAC, and causing ASAC to perform its obligations under, any and all agreements, instruments, certificates or other documents) and to do any and all things necessary, desirable, convenient or incidental to carry out the authorized activities and purposes of ASAC as described in Sections 3.1 and 3.2, including those necessary to make, affirmatively or negatively, all decisions affecting ASAC and to take and cause ASAC to take those actions specified in Sections 3.1 and 3.2, and shall have and may exercise all of the powers and rights conferred upon a general partner of an exempted limited partnership formed pursuant to the ELP Law. Except as otherwise expressly provided in this Agreement, notwithstanding any provision of the ELP Law or other applicable law, rule or regulation, the General Partner shall have the right, power, authority and discretion, acting alone, to take any or all of the foregoing rights, powers, authority and discretion in carrying out activities and administering affairs in the name, or on behalf, of ASAC without any further act, vote or approval of any Person. Notwithstanding any provision of the ELP Law, only the General Partner shall have the authority to bind ASAC. Except as otherwise expressly provided in this Agreement, only the General Partner may take action on behalf of ASAC, and the General Partner may take any action on behalf of ASAC (including sales of any or all of the stock of the Corporation from time to time as permitted by this Agreement), without the act, vote or approval of any Person, and, subject to Article 10, the timing of such actions and the terms of any such transaction shall be in the General Partner’s sole discretion. In administering the affairs of ASAC, the General Partner acknowledges and agrees that (i) it is under a statutory obligation under the laws of the Cayman Islands to act in good faith in the best interests of the Partnership as a whole, and (ii) in interpreting the authorized activities set forth in Sections 3.1 and 3.2 and conducting the affairs of ASAC, the parties hereto intend that ASAC shall not be engaged in a U.S. trade or business for purposes of Section 864(b) of the Code. The General Partner shall not be entitled to any fee or compensation in connection with the management of the affairs of ASAC.

(b) Any action of ASAC may be authorized by a written consent setting forth the action so authorized; provided that such consent is signed (by either manual or facsimile signature) by the General Partner. Notwithstanding any provision of the ELP Law or other applicable law, rule or regulation, the General Partner may execute and deliver any contract, certificate, agreement, instrument or other document on behalf of ASAC not inconsistent with the provisions of this Agreement without any further act, vote or approval of any Person or the execution by the General Partner of a written consent authorizing such execution and delivery. The taking of any action or the execution and delivery of any contract, certificate, agreement, instrument or other document by the General Partner on behalf of ASAC shall be conclusive proof that such action or the execution and delivery of such contract, certificate, agreement, instrument or other document were authorized by ASAC and the General Partner and each such document shall, for all purposes, be duly authorized, executed and delivered by ASAC upon execution and delivery by the General Partner. Copies of all written consents shall be filed in ASAC’s records.

6.2. Authority.

(a) The actions of the General Partner taken in accordance with the powers set forth in this Agreement shall bind ASAC. Any third party dealing with the General Partner shall be entitled to conclusively presume and rely upon (without making inquiry of any kind) any contracts, certificates, agreements, instruments or other documents executed and any other actions taken by the General Partner as being properly authorized by ASAC.

(b) Subject to, and except as otherwise provided in Sections 3.3(c) and 3.6, the General Partner may contract or otherwise deal with any Person for the administration of the affairs of ASAC, which Person may, under the supervision of the General Partner, perform any acts or services for ASAC as the General Partner may approve.

6.3. Withdrawal or Transfer of the General Partner’s Interest.

(a) Except as otherwise provided in this Section 6.3, the General Partner may not withdraw from ASAC or take any action to dissolve the General Partner. No part of the General Partner’s Interest may be Transferred (including, for the avoidance of doubt, any Transfer by the General Partner or the Principals of any ownership interests in the General Partner to a Person other than a Principal), without the prior Consent of holders of two-thirds of the Percentage Interests of the Limited Partners; provided, however, that any part of the General Partner’s Interest may be Transferred to a Permitted Transferee of the General Partner (including, in the case of a Transfer of ownership interests in the General Partner, to a Permitted Transferee of a Principal); provided, further, that, if any obligations are outstanding under either Term Loan, no such Transfer that would result in a “Change of Control” (as defined in the loan agreement relating to such Term Loan) shall occur without the consent of the administrative agent under such Term Loan. The General Partner or a Principal, as the case may be, shall cause the Interests to be Transferred back to the General Partner or such Principal, as applicable, promptly in the event that either (i) the transferee ceases to be a Permitted Transferee or (ii) in the case of a Principal, such Principal ceases to retain voting control with respect to such Transferred Interests. In the event that the General Partner intends to Transfer any part of its Interest in accordance with this Section 6.3(a), (i) such Transfer shall be consummated substantially in accordance with the provisions of Section 9.4 mutatis mutandis, (ii) such transferee shall agree to be bound by the terms and provisions of this Agreement, the applicable Subscription Agreement and any other agreements referred to herein or therein to which the General Partner is a party, to the extent related to such Transferred Interests, by executing a deed of accession and otherwise complying with the transfer requirements under such agreements, and

(iii) such transferee shall be admitted as a Substitute Partner in respect of such Transferred Interest upon delivery of a section 10 statement pursuant to the ELP Law noting the transfer with the Registrar of Exempted Limited Partnerships.

(b) The bankruptcy of the General Partner shall not cause the General Partner to cease to be a Partner (or the General Partner) of ASAC and, upon the occurrence of such an event, the affairs of ASAC shall continue without commencement of winding up of ASAC.

6.4. Replacement of the General Partner. Upon the occurrence of a GP Termination Event, the holders of a majority of the Percentage Interests of the Limited Partners that vote upon such matter shall have the right to replace the General Partner and appoint another Person to serve as the general partner with responsibility for administering the affairs of the Partnership; provided that, if any obligations are outstanding under either Term Loan, no such replacement shall occur without the consent of the administrative agent under such Term Loan, which consent may not be unreasonably withheld. The General Partner shall cease to be the general partner of the Partnership upon the admission of such Person as a successor general partner and the delivery of a section 10 statement pursuant to the ELP Law noting such admission with the Registrar of Exempted Limited Partnerships and, unless the provisions of Section 10.1(c) are applicable, the Partnership shall continue without dissolution. Notwithstanding anything in this Agreement to the contrary, the General Partner shall retain its Interests and all economic rights therein, and shall not be required to Transfer its Interests or any economic rights therein to any successor general partner or any other Person in connection with any such replacement.

6.5. Expenses. ASAC shall bear all ASAC Expenses; it being understood that, in no event, shall Administrative Expenses exceed $250,000 in any Fiscal Year without the Consent of holders of a majority of the Percentage Interests of the Limited Partners; provided, however, that the General Partner may exclude from its calculation of Administrative Expenses for such purpose (a) litigation costs, indemnification obligations and insurance costs, (b) fees and costs of audits, third-party administrators, outside counsel and accountants (for the avoidance of doubt, any such third-party administrator shall not be an Affiliate of ASAC or the General Partner and shall provide fund administration services in the ordinary course of its business).

6.6. Other Activities. The Partners and their Affiliates may engage in or possess an interest in other ventures of every nature and description for their own account, independently or with others, whether or not such other enterprises shall be in competition with any activities of ASAC or the Corporation, and neither ASAC nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom. Notwithstanding anything in this Agreement to the contrary, an Investment Company LP and any of its Affiliates may purchase, dispose, hold, possess, vote or take any other action in respect of any shares of common stock of the Corporation directly or through any other Person (other than ASAC) and neither such Investment Company LP or any of its Affiliates, on the one hand, and ASAC, the General Partner or the Principals or any of their respective Affiliates, on the other hand, shall be deemed acting together as a group or in furtherance of a common objective in connection with any acquisition, possession, disposal or vote of such shares of common stock of the Corporation within the meaning of Section 13(d)(3) of the Exchange Act. Each of the Limited Partners (a) acknowledges that the General Partner is controlled by Robert A. Kotick and Brian G. Kelly (the “Principals”) who serve as officers and/or directors of the Corporation and owe fiduciary duties to the Corporation, (b) agrees that, to the fullest extent permitted by applicable law, (i) nothing in this Agreement requires the General Partner or any of its members or managers to take any action or omit to take any action that could be inconsistent with the fiduciary duties either of the Principals has in his capacity as a director, member of a committee of the board of directors and/or officer of the Corporation and (ii) the General Partner and each of its members and managers shall have no liability to ASAC or the Partners for any action or inaction in connection with their fiduciary duties to the Corporation or in compliance with applicable securities laws or restrictions on the disposition of the Shares arising by virtue of the fact that Affiliates of the General Partners are employees and/or directors of the Corporation; and (c) covenants not to make any claim of any type (including through a derivative action) against ASAC, the General Partner or any of its members or managers on account of any action or inaction by such Persons in connection with such fiduciary duties to the Corporation or compliance with such securities laws. For the avoidance of doubt, any breach by a Limited Partner of this Section 6.6 shall be subject to indemnification under Section 7.5. The provisions of this Section 6.6 shall survive the dissolution of the Partnership.

6.7. Indemnification.

(a) Notwithstanding anything in this Agreement to the contrary, none of the Indemnified Parties will, to the fullest extent permitted by applicable law, have any liability, responsibility or accountability in damages or otherwise to ASAC, any Partner or any Affiliate of any Partner, for (i) any act or omission performed or omitted by any Indemnified Party (including any acts or omissions of or by another Indemnified Party) in connection with the conduct of the affairs of the Partnership in accordance with this Agreement or otherwise in connection with this Agreement or the matters contemplated herein, except, with respect to any Indemnified Party, for any act or omission constituting gross negligence, fraud, willful misconduct, bad faith, material violation of applicable law or material breach of this Agreement on such Indemnified Party’s part; or (ii) any act or omission performed or omitted by brokers or other agents of the General Partner or any Affiliate thereof (or their respective employees) selected by the General Partner with reasonable care, in the absence of gross negligence, fraud, willful misconduct, bad faith, material violation of applicable law or material breach of this Agreement on the part of the General Partner or its Affiliate, as the case may be.

(b) ASAC shall and hereby does, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Party from and against any and all claims, demands, liabilities (including tax other than tax on the overall net income to which such Indemnified Party is beneficially entitled), reasonable costs and expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by such Indemnified Party, or in which such Indemnified Party may become involved, as a party or otherwise, or with which such Indemnified Party may be threatened, in each case, on behalf of ASAC, or in furtherance of the objectives of ASAC, or relating to or arising out of or in connection with ASAC, the Shares or this Agreement, including amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and reasonable counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims, amounts and expenses referred to in this Section 6.7(b) are referred to collectively as “Damages”), except (i) for investment expenses, capital losses and tax obligations incurred by any of the Indemnified Parties in the ordinary course of business or as a result of such Indemnified Party’s ownership of an Interest in ASAC and (ii) to the extent that it shall have been finally determined by arbitration pursuant to Section 14.11 that such Damages arose from such Indemnified Party’s own fraud, gross negligence, willful misconduct, bad faith, material violation of applicable law or material breach of this Agreement; provided, however, that ASAC’s obligations hereunder shall not apply with respect to disputes between or among the Indemnified Parties. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement or otherwise relating to such Proceeding arose from the fraud, gross negligence, willful misconduct or bad faith of any Indemnified Party, or a material violation of applicable law or material breach of this Agreement by any Indemnified Party. Notwithstanding anything herein or in any document governing the formation, management or operation of ASAC or any separate indemnification agreement to which ASAC is a party to the contrary, as long as any obligations are outstanding under either Term Loan or any related facility documents, (A) no indemnity payment or expense reimbursement shall be payable hereunder or under any such separate indemnification agreement (x) from funds of ASAC that constitute collateral for either Term Loan or (y) at any time that ASAC’s obligations under either Term Loan are then due and unpaid, (B) to the fullest extent permitted by law, no claim against ASAC for indemnity payment or expense reimbursement hereunder or under any such separate indemnification agreement shall be allowed to the extent that such claim would cause ASAC to be insolvent or unable to pay its debts as they become due, (C) any indemnification and expense reimbursement obligation hereunder or under any such separate indemnification agreement shall be fully subordinated to ASAC’s obligations under the Term Loans and related facility documents (it being understood that, as long as ASAC is not subject to bankruptcy proceedings, such subordination will not prohibit payment by ASAC in respect of such obligations in compliance with the conditions set forth in clauses (A) and (B) above) and (D) ASAC shall not be permitted to (x) enter into any separate indemnification agreement under Section 6.7(i) unless such agreement provides for the limitations, restrictions and subordination set forth in clauses (A) through (C) above, or (y) purchase insurance under Section 6.7(f) except in compliance with Section 3.4(b).

(c) Reasonable expenses incurred by an Indemnified Party in defense or settlement of any Claim that may be subject to a right of indemnification hereunder (other than in defense of a derivative action brought by holders of at least a majority of the Percentage Interests of the Limited Partners) may be advanced by ASAC to such Indemnified Party prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall be finally determined by arbitration pursuant to Section 14.11 that the Indemnified Party was not entitled to be indemnified hereunder. Subject to the last sentence of Section 6.7(b) and 6.7(g), as long as no obligations are then outstanding under the Term Loans and any related facility documents, all judgments against ASAC and any Indemnified Party, in respect of which the Indemnified Party is entitled to indemnification under Section 6.7(b), shall be satisfied from ASAC assets before such Indemnified Party is responsible therefor. For the avoidance of doubt, the satisfaction of any indemnification obligation pursuant to Section 6.7(b) shall be from and limited to ASAC’s assets, no Partner shall have any obligation to make Capital Contributions or to return any distributions made to such Partner by ASAC to fund its share of any indemnification obligations under Section 6.7(b), and no Partner shall have any personal liability on account thereof.

(d) Promptly after receipt by an Indemnified Party of notice of commencement of any Proceeding, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against ASAC, give written notice to ASAC of the commencement of such Proceeding; provided that the failure of any Indemnified Party to give such notice as provided herein shall not relieve ASAC of its obligations under this Section 6.7 except to the extent that ASAC is actually prejudiced by such failure to give such notice. If any such Proceeding is brought against an Indemnified Party (other than a derivative suit in right of ASAC), ASAC will be entitled to participate in and to assume the defense thereof to the extent that ASAC may wish, with counsel reasonably satisfactory to such Indemnified Party. After notice from ASAC to such Person of ASAC’s election to assume the defense of such Proceeding, ASAC will not be liable for expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. ASAC will not consent to entry of any judgment or enter into any settlement of such Proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such Proceeding and the related Claim.

(e) An Indemnified Party shall incur no liability to ASAC or any Partner in acting or refraining from acting in good faith upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other document reasonably believed by such Indemnified Party to be genuine and to have been signed or presented by the proper party or parties and addressed to, or permitted to be relied upon by, such Indemnified Party, and may rely in good faith on, and shall be protected in acting or refraining from acting upon, a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge. An Indemnified Party may consult with legal counsel, accountants, investment bankers and other consultants and advisers selected by it, and any act or omission suffered or taken by an Indemnified Party on behalf of ASAC in good faith and in reliance upon and in accordance with the advice of such Persons shall be deemed to be reasonable and proper, and the Indemnified Parties shall be fully protected in so acting or omitting; provided, however, that (i) such Persons were selected and retained with reasonable care and (ii) such Persons were relied upon only with respect to matters reasonably believed by the applicable Indemnified Party in good faith to be within the scope of their expertise.

(f) The General Partner shall cause ASAC, at ASAC’s expense (to the extent reasonable), to purchase insurance to insure the General Partner and the other Indemnified Parties against liability hereunder, including for a breach or an alleged breach of their responsibilities hereunder.

(g) Any Person entitled to indemnification from ASAC under Section 6.7(b) shall first seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be. Each Indemnified Party shall take all commercially reasonable steps to mitigate any of its Damages after becoming aware of any event that reasonably would be expected to, or does, give rise to any Damages. The calculation of Damages shall be net of any tax benefit to the Indemnified Party reasonably expected to arise as a consequence thereof.

(h) The reimbursement and indemnity obligations of ASAC under Section 6.7(b) shall (i) be in addition to any liability which ASAC may otherwise have, (ii) not be deemed to be exclusive of any other rights to which any Indemnified Party may be entitled to under any agreement, as a matter of law or otherwise, both as to action in an Indemnified Party’s official capacity and to action in another capacity, (iii) continue as to an Indemnified Party who shall have ceased to have an official capacity for acts or omissions during such official capacity and regardless of any subsequent amendment to this Agreement (and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to such amendment) and (iv) be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of ASAC, the General Partner and any such other Indemnified Party.

(i) The General Partner may make, execute, record and file all instruments and other documents (including one or more deeds poll in favor of the Persons to whom the benefit of the exculpation and indemnification provisions of this Agreement are intended (the “Covered Persons”) and/or one or more separate indemnification agreements between or among the General Partner, ASAC and individual Covered Persons) that the General Partner deems necessary or appropriate in order to extend the benefit of the exculpation and indemnification provisions of this Agreement to the Covered Persons; provided that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Agreement except as may otherwise be required by applicable law.

ARTICLE 7

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

7.1. No Right of Management or Authority to Act. No Limited Partner shall participate in the management or control of ASAC, administer affairs for or in the name of ASAC, sign any agreement or other document for or in the name of ASAC or have any power to bind ASAC. Notwithstanding any provision of the ELP Law, only the General Partner shall have the authority to bind ASAC. No Limited Partner shall have any power or authority with respect to ASAC, except as provided in the ELP Law and insofar as the Consent of the Limited Partners shall be expressly required by this Agreement.

7.2. Limitation on Liability of Partners.

(a) No Partner shall be obligated to make loans to ASAC and no Partner (or former Partner) shall have any personal liability for the debts or obligations of ASAC or shall be obligated to repay to ASAC, any other Partner or any creditor of ASAC all or any fraction of any amounts distributed to such Partner, except as may be required under the ELP Law or as otherwise provided herein. No Partner shall be responsible for the debts or losses of any other Partner.

(b) In accordance with section 14 of the ELP Law, a partner of a limited partnership may, under certain circumstances, be required to return to the limited partnership for the benefit of limited partnership creditors amounts previously distributed to it as a return of capital. It is the intent of the Partners that a distribution to any Partner be deemed a compromise and not a return or withdrawal of capital, even if such distribution represents, for U.S. federal income tax purposes or otherwise (in full or in part), a distribution of capital, and no Partner shall be obligated to pay any such amount to or for the account of ASAC or any creditor of ASAC, except as provided in this Section 7.2. However, if any arbitrator or court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner.

7.3. Power of Attorney.

(a) Each Limited Partner hereby makes, constitutes and appoints the General Partner as its agent and true and lawful attorney-in-fact with full power and authority in its name, place and stead to make, complete, execute, sign, acknowledge, deliver, file and record at the appropriate public offices such ministerial documents (and as a deed if so required) as may be necessary or appropriate to carry out the provisions of this Agreement, including the following with respect to ASAC, to the extent carried out in accordance with this Agreement:

(i) all certificates, instruments, documents, other agreements and amendments thereto which are necessary (x) to form, continue or otherwise qualify ASAC as a limited partnership in each jurisdiction in which ASAC carries out or may carry out activities (and each Limited Partner specifically authorizes the General Partner to execute, sign, acknowledge, deliver, file and record any documents as required by the ELP Law in connection with such formation, continuation or qualification of ASAC), (y) in connection with any tax, securities law or other filings of ASAC, or (z) to obtain benefits to which a Partner is otherwise entitled under an applicable tax treaty or the tax laws of any jurisdiction, including the authority to furnish to the relevant tax authorities the information provided by a Partner to ASAC relating to a Partner’s tax residence, address, taxpayer identification number and any other information required by such tax authorities in connection with the foregoing;

(ii) all documents, agreements, certificates or other instruments which the General Partner deems necessary to effect the admission or substitution of a Limited Partner pursuant to the terms hereof, the sale, redemption, termination or Transfer of the Interest of a Limited Partner (or a portion thereof) pursuant to the terms hereof, or the liquidation and winding up of ASAC in accordance with the provisions hereof; and

(iii) all instruments and other documents (including one or more deed polls in favor of the Indemnified Parties and/or separate indemnification agreements between or among the General Partner, ASAC, each Limited Partner (as applicable) and individual Indemnified Parties) which are necessary to extend the benefit of the indemnification and exculpation provisions of this Agreement to the Indemnified Parties in the absence of third-party beneficiary rights under Cayman Islands law; provided, however, that such other instruments and documents shall be on the same terms as provided for in this Agreement except as may otherwise be required by applicable law.

(b) The foregoing power of attorney is hereby declared to be irrevocable and granted to secure a proprietary interest of the General Partner and obligations owed to the General Partner, and it shall survive the bankruptcy, death, dissolution, legal disability or cessation to exist of a Limited Partner to the fullest extent permitted by law and shall extend to its heirs, executors, personal representatives, successors and assigns, and shall survive the Transfer or assignment of all or any part of the Interest of such Limited Partner; provided, however, that, if a Limited Partner Transfers all of its Interest, the foregoing power of attorney of a transferor Limited Partner shall survive such Transfer only until such time as the transferee shall have been admitted to ASAC as a Substitute Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

(c) The power of attorney granted to the General Partner shall not apply to consents or other votes or elections of the Partners provided for in this Agreement.

(d) Each Partner further agrees to execute promptly any and all documents or instruments referred to in this Section 7.3 if the power of attorney granted hereunder is rendered ineffective by the provisions of the ELP Law or any other applicable law or if the General Partner in its reasonable discretion so requests execution by such Partner and the same shall not be inconsistent with the provisions hereof.

(e) For the avoidance of doubt, the General Partner may exercise the power of attorney granted hereunder on behalf of all of the Limited Partners by executing any instrument with a single signature of the General Partner as attorney in fact for all of the Limited Partners.

7.4. Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any assets of the Partnership.

7.5. Indemnification for Breach by Limited Partner. In the event that ASAC or an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person (including a Limited Partner) arising out of or based upon a breach of any representation or warranty or a breach or failure by a Limited Partner to comply with any covenant or agreement made by such Limited Partner herein or in its Subscription Agreement, such Limited Partner shall reimburse periodically the Indemnified Parties for their reasonable out-of-pocket legal and other fees and expenses (including the reasonable cost of any investigation and preparation) incurred in connection therewith, except to the extent that any such legal and other fees and expenses resulted from fraud, gross negligence, willful misconduct, bad faith, material violation of applicable law or material breach of this Agreement on such Indemnified Party’s part. Such Limited Partner shall also indemnify the Indemnified Parties against any losses, claims, damages or liabilities to which any of them may become subject as a result of such breach, net of any tax benefit reasonably expected to arise as a consequence thereof, except to the extent that any such losses, claims, damages or liabilities resulted from fraud, gross negligence, willful misconduct, bad faith, material violation of applicable law or material breach of this Agreement on such Indemnified Party’s part. If for any reason (other than the fraud, gross negligence, willful misconduct, bad faith, material violation of applicable law or material breach of this Agreement on such Indemnified Party’s part) the foregoing indemnification is unavailable to any Indemnified Party, or is insufficient to hold it harmless, then such Limited Partner shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Limited Partner, on the one hand, and the Indemnified Party, on the other hand, but also the relative fault of such Limited Partner and the Indemnified Party, as well as any relevant equitable considerations. A Limited Partner’s reimbursement, indemnity and contribution obligations under this Section 7.5 shall be in addition to any liability that such Limited Partner may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnified Parties. The rights of indemnification described in this Section 7.5 shall survive the dissolution of the Partnership. In addition to any other remedies the Persons indemnified under this Section 7.5 may have, any amount payable by a Limited Partner hereby may be offset against amounts payable by ASAC to such Limited Partner.

7.6. Indemnity as to Tax Withholding. Each Limited Partner agrees that it shall indemnify and hold harmless ASAC and the Indemnified Parties from and against any tax, interest, additions to tax, penalties, and attorneys’ and accountants’ fees and disbursements, together with interest on the foregoing amounts at the rate equal to the lesser of (a) the maximum rate per annum permitted by applicable law and (b) 2% over the Prime Rate per annum, computed from the date of payment by ASAC through the date of reimbursement to ASAC or the General Partner, as applicable, arising from the General Partner’s or ASAC’s failure to withhold and pay over to the U.S. Internal Revenue Service (or any other governmental or regulatory authority in any jurisdiction) any amounts computed, as required by applicable law, with respect to the income or gains allocated to or amounts distributed to such Limited Partner with respect to its Interest during the period from its acquisition thereof until the dissolution of the Partnership, or, if earlier, the transfer or redemption of such Interest in accordance with this Agreement, in each case to the extent that the failure to withhold or pay over such amounts was the consequence of an action or failure to act by such Limited Partner. The rights of indemnification described in this Section 7.6 shall survive the dissolution of the Partnership. In addition to any other remedies the Persons indemnified under this Section 7.6 may have, any amount payable by such Limited Partner hereby may be offset against amounts payable by ASAC to such Limited Partner.

7.7. Stockholders Agreement Obligations. Each of the Limited Partners (other than the Investment Company LPs) hereby agrees to comply with the obligations of an “Investor” under Section 3.01(a) of the Stockholders Agreement, and to cause compliance by its Affiliates, as and to the full extent that such Limited Partner would be so required if such Limited Partner were a party and signatory to the Stockholders Agreement. The General Partner agrees not to amend, modify or otherwise enter into any agreement providing for any change to the provisions of Article III of the Stockholders Agreement that are materially adverse to any Limited Partner without the agreement of such Limited Partner.

7.8. Investment Company LP Obligation. None of the Investment Company LPs shall agree, commit or consent to act together with ASAC as a group or in furtherance of a common objective in connection with any acquisition, possession, disposal or vote of any shares of common stock of the Corporation within the meaning of Section 13(d)(3) of the Exchange Act.

ARTICLE 8

CONFIDENTIALITY

8.1. Confidentiality.

(a) Each Limited Partner shall keep confidential and not disclose any information (including the terms of this Agreement or any other agreement) with respect to the General Partner, any Affiliate thereof, ASAC, the Corporation, the Shares, or any other Partner (including the identity thereof) to the extent such information is requested or provided in connection with a Limited Partner’s participation in ASAC (collectively “ASAC Information”), without the prior written consent of the General Partner (other than to such Limited Partner’s directors, officers, employees, controlling Persons, auditors, counsel, other professional advisors and consultants, in each case, who need to know such information for the purpose of the Limited Partner’s participation in ASAC (each such Person being hereinafter referred to as an “Authorized Representative”); provided that such disclosure shall be made in confidence and shall be kept in confidence and, in each case, each Limited Partner shall remain fully responsible and liable for any breach of this Section 8.1(a) by any of its Authorized Representatives); provided that a Limited Partner may disclose any such ASAC Information (i) that has become generally available to the public other than as a result of the breach of this Section 8.1(a) by such Limited Partner, any Authorized Representative of such Limited Partner or any agent or Affiliate of any of them, (ii) to the extent required to be included in any report, statement, testimony or other document required or requested to be submitted to any municipal, state, provincial or national regulatory body, (iii) in response to any summons or subpoena in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or listing standard or requirement applicable to such Limited Partner, (v) to the extent required to be disclosed in connection with an audit by any taxing authority and (vi) to such Limited Partner’s current or prospective members or partners in connection with monitoring or marketing activities, solely to the extent such disclosure is made in the ordinary course of business of such Limited Partner and in a manner consistent with past practice (in which case, such Limited Partner’s current or prospective members or partners shall be deemed Authorized Representatives for purposes of this Section 8.1(a)). To the extent that a Limited Partner seeks to disclose any ASAC Information consisting of the identity or Percentage Interest of any Partner (other than that of such Limited Partner) pursuant to clause (ii), (iii), (iv) or (v) above, such Limited Partner shall, to the extent practicable under the circumstances and permitted by applicable law, (x) use reasonable efforts to affirmatively seek to prevent or withhold the disclosure of any ASAC Information on the basis of any and all applicable exemptions under applicable law or regulation, (y) provide the General Partner with prompt notice prior to the time of any such disclosure so that the General Partner may seek an appropriate protective order or other appropriate relief to prevent or withhold any such disclosure and (z) reasonably cooperate with the General Partner’s efforts to prevent any such disclosure, in a manner that would be consistent with the provisions of applicable law or regulation. In the absence of a protective order or such other appropriate relief, then such Limited Partner will be permitted to disclose that portion (and only that portion) of such ASAC Information that such Limited Partner, based on such advice of counsel, is legally compelled to disclose. Each Limited Partner acknowledges and agrees that all ASAC Information that does not satisfy clause (i) above is strictly confidential and proprietary and shall not be used by such Limited Partner, any of its Authorized Representatives or any Affiliate of any of them for any purpose other than in respect of or relating to such Limited Partner’s participation in ASAC.

(b) Each Limited Partner (i) acknowledges that the General Partner on behalf of ASAC may release confidential information about such Limited Partner and, if applicable, any of its Beneficial Owners, to any governmental or similar regulatory authority or any other Person if the General Partner, in its discretion, determines that such release is necessary, advisable or in the best interests of ASAC, including in light of applicable laws or regulations concerning money laundering, anti-terrorist and similar activities, securities or banking laws or regulations, competition laws or regulations or tax laws or regulations or in connection with the Term Loans or other obligations of ASAC, the Corporation, the General Partner or any Affiliate, subsidiary or investment vehicle of any of them, and (ii) agrees to provide ASAC and/or the General Partner with any additional information with respect to itself and its Beneficial Owners that the General Partner reasonably deems necessary to ensure compliance with any laws or regulations applicable to ASAC, including all information with respect to itself and its Beneficial Owners that the General Partner reasonably deems necessary in order for ASAC to effect (x) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with ASAC’s acquisition of the Shares and (y) ASAC’s required filings (and amendments to such filings) under Sections 13(d) and 16(b) of the Exchange Act. Except as contemplated in the immediately preceding sentence, the General Partner shall treat the ASAC Information as confidential and subject to the same restrictions as are imposed on the Limited Partners.

(c) Notwithstanding anything in the foregoing Section 8.1 or anything else contained in this Agreement to the contrary, except as reasonably necessary to comply with applicable securities laws, each of the parties hereto (and its employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Interests (including the tax treatment and tax structure of any ASAC transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such party with respect to such tax treatment and tax structure.

ARTICLE 9

TRANSFER OF INTERESTS OF LIMITED PARTNERS

9.1. Transfers. A Limited Partner may not Transfer its Interest in ASAC or any part thereof except as permitted in this Article 9, and any such Transfer in violation of this Article 9 shall be null and void as against ASAC, except as otherwise provided by law, and in any such case, unless and until a Limited Partner’s assignee is admitted as a Substitute Partner pursuant to Section 9.3, the Limited Partner shall remain obligated to pay amounts and to return distributed proceeds as provided herein. If a Limited Partner causes or suffers the Transfer of all or a portion of its Interest in violation of this Agreement and such Transfer is not capable of being voided as provided in this Section 9.1, such Limited Partner’s Interest will be subject to redemption or sale pursuant to Section 9.6.

9.2. Transfer by Limited Partners.

(a) Subject to compliance with Section 9.4, a Limited Partner may Transfer its Interest, in whole or in part, only if all of the following conditions are satisfied:

(i) the transferor and proposed transferee file a notice of Transfer with the General Partner which is signed by the transferor Limited Partner and which contains the information reasonably required by the General Partner, including (x) the name, address and taxpayer identification number of the proposed transferee, (y) the circumstances under which the proposed Transfer is to be made, including that the proposed Transfer is not being made on an established securities market as defined in Regulations § 1.7704-1(b) and that the Transfer would not be considered made on a secondary market (or the substantial equivalent thereof) as defined in Regulations § 1.7704-1(c) if ASAC were involved in such market within the meaning of Regulations § 1.7704-1(d), and (z) the Interest to be Transferred;

(ii) the fully executed written instrument of assignment, reasonably satisfactory in form and substance to the General Partner, and such other documentation (including any deed of adherence) as the General Partner or legal counsel to ASAC may deem advisable and shall reasonably request, are delivered to the General Partner;

(iii) any reasonable costs of Transfer incurred by ASAC and/or the General Partner in connection with the Transfer are paid by the transferor Limited Partner to ASAC or the General Partner, as applicable;

(iv) the Interest being transferred represents the transferor’s entire Interest or, if less than the Transferor’s entire Interest, such portion thereof as the General Partner may determine in its reasonable discretion; and

(v) the General Partner consents to the Transfer, which consent may not be unreasonably withheld, and which consent may be conditioned upon, among other things, delivery of an opinion of counsel, satisfactory to the General Partner, as to among other things, that (A) the Transfer does not violate the Securities Act or applicable state securities laws, (B) the Transfer will not cause ASAC to become subject to the registration or reporting requirements under the Investment Company Act, (C) the Transfer will not result in the assets of ASAC being treated as the assets of any employee benefit plan for purposes of ERISA, the Code or any similar laws as determined by the General Partner in its sole discretion, and (D) notwithstanding such Transfer, ASAC shall continue to be treated as a partnership under the Code; and

(vi)  (A) the transferee is not (x) a Competitor (it being understood that a Limited Partner shall be deemed not to be a Competitor for this purpose) or (y) a Person engaged in the business of publishing, distributing, programming, designing or marketing video games or entertainment software for personal computers that competes with the Corporation in any material respect, (B) the transferee and its Affiliates and Permitted Transferees, in the aggregate, do not own or control, and will not, after giving effect to the Transfer, own or control, directly or indirectly (including through ASAC), greater than 9.9% of the outstanding shares of common stock of the Corporation and (C) after giving effect to the Transfer, no more than one (x) individual Limited Partner, together with its Affiliates and Permitted Transferees, or (y) group of Limited Partners under common investment management, in each case, directly or indirectly would, in the aggregate, own or control 25% or more of the issued and outstanding Interests, unless each Investment Company LP waives in writing the application of this clause (C) (which waiver may be withheld for any reason or no reason, in its sole and absolute discretion).

Notwithstanding anything in this Section 9.2(a) to the contrary, a Limited Partner admitted to ASAC on the date hereof and any Permitted Transferee thereof that becomes a Substitute Limited Partner in accordance with the terms hereof may Transfer its Interest, in whole or in part, subject to its satisfaction of the other conditions in clauses (i) through (v) and clause (vi)(C) above, including any requested opinion but without the General Partner’s consent, to a Permitted Transferee; provided that, in the General Partner’s reasonable determination, (w) the Transfer will not create a repayment obligation for ASAC in respect of the Term Loans; (x) the Permitted Transferee is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act); (y) the transferee is a “qualified purchaser” (as defined in Section 2(a)(51) of the Investment Company Act); and (z) the Transfer will not subject, or be reasonably likely to subject, ASAC or the General Partner to liability under any applicable law. In the event any transferee ceases to be a Permitted Transferee of a Partner, the applicable Partner shall cause the Interests to be Transferred back to such Partner promptly upon the transferee so ceasing to be a Permitted Transferee.

(b) Upon satisfaction of the conditions set forth in Section 9.2(a), any such Transfer shall be recognized by ASAC as being effective on the first day of the calendar month following either receipt by ASAC of such notice of the proposed Transfer or the satisfaction of said conditions, whichever occurs later.

(c) If a transferee of a Limited Partner does not become a Substitute Partner pursuant to Section 9.3, the transferee shall become a mere assignee and shall not have any non-economic rights of a Partner of ASAC, including the right to require any information on account of ASAC’s affairs, to inspect ASAC’s books or to vote on ASAC matters, and the transferor Limited Partner shall remain obligated to pay amounts and to return distributed proceeds as required herein until its assignee is admitted as a Substitute Partner pursuant to Section 9.3.

(d) ASAC and the General Partner shall be entitled to treat the record owner (on the books of ASAC) of any Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written instrument of assignment of such Interest has been received and accepted by the General Partner and recorded on the books of ASAC.

9.3. Substitute Partner. A transferee of the whole or any portion of an Interest in ASAC pursuant to Section 9.2 (including the conditions set forth in Section 9.2(a)) shall have the right to become a Substitute Partner in place of its transferor only if all of the following conditions are satisfied:

(i) the fully executed written instrument of assignment, reasonably satisfactory in form and substance to the General Partner, has been filed with ASAC and such instrument expressly provides that the transferee is entitled to be such a Substitute Partner;

(ii) the transferee executes, adopts and acknowledges this Agreement, the applicable Subscription Agreement and any other agreements referred to herein or therein to which the transferring Limited Partner is a party, to the extent related to such Transferred Interests, without condition or modification in such manner as the General Partner in its discretion determines to be appropriate, including pursuant to a deed of accession and otherwise complying with the transfer requirements under such agreements;

(iii) any reasonable costs of Transfer incurred by ASAC and/or the General Partner are paid to ASAC or the General Partner, as applicable; and

(iv) except with respect to a Transfer by a Limited Partner to a Permitted Transferee in accordance with Section 9.2(a), the General Partner shall have consented in writing to the substitution, which consent may not be unreasonably withheld, and which consent may be conditioned upon, among other things, delivery of an opinion of counsel, satisfactory to the General Partner, as to among other things the matters referred to in the opinion described in Section 9.2(a)(v).

9.4. Rights of First Offer on Transfers of Interests.

(a) If any Partner proposes to Transfer any Interests (other than to a Permitted Transferee), the transferring Partner shall give the other Partners not less than seven calendar days’ written notice of such sale (a “Transfer Notice”), stating the number of Interests proposed to be Transferred (the “Transfer Interests”); provided, that with respect to the General Partner, the Consent of the Limited Partners contemplated by Section 6.3(a) shall have been obtained prior to any such Transfer Notice being provided. Each Partner shall deliver a written notice to the transferring Partner within five calendar days after the receipt of such Transfer Notice (a “Offer Notice”), stating whether it elects to purchase all or a portion of the Transfer Interests, the number of Transfer Interests such Partner elects to purchase (subject to the limitations on ownership set forth in Section 9.4(c)) and the purchase price at which it would be willing to purchase such Transfer Interests (the “Offer Price”).

(b) If a Partner does not deliver an Offer Notice in accordance with Section 9.4(a), then such Partner shall be deemed to have elected not to exercise its right of first offer with respect to the Transfer Interests. To the extent that the transferring Partner elects to accept any offer set forth in an Offer Notice, it shall give each of the other Partners that delivered Offer Notices at least two calendar days’ written notice, stating the applicable Offer Price, and each such Partner shall have the right to participate in such sale by delivering written notice to the transferring Partner within such two calendar day period, stating the number of Transfer Interests it elects to purchase at the applicable Offer Price. To the extent that the transferring Partner receives elections to purchase more than the number of Transfer Interests proposed to be sold in such sale, such Shares shall be allocated to the participating Partners in accordance with their respective Percentage Interests in respect of the Preferred Interests (subject to the maximum number of Transfer Interests each such Partner elected to purchase in its Offer Notice and the limitations on ownership set forth in Section 9.4(c)). The transferring Partner shall give each participating Partner at least two Business Days’ written notice of the closing date of such purchase and sale and the number of Transfer Interests allocated to such Partner (if less than the number of Transfer Interests such Partner elected to purchase).

(c) Each Partner agrees that it shall not be entitled to exercise its rights of first offer hereunder to the extent that, (i) after giving effect to the closing of any purchase and sale pursuant to this Section 9.4, such Partner and its Affiliates and their respective Permitted Transferees would, in the aggregate, own or control, directly or indirectly (including their respective pro rata interest in the Shares), greater than 9.9% of the outstanding shares of common stock of the Corporation; provided, however, that this clause (i) shall not apply to any of the Investment Company LPs or (ii) after giving effect to the closing of any purchase and sale pursuant to this Section 9.4, more than one (A) individual Limited Partner, together with its Affiliates and Permitted Transferees, or (B) group of Limited Partners under common investment management, in each case, directly or indirectly would, in the aggregate, own or control 25% or more of the issued and outstanding Interests, unless each Investment Company LP waives in writing the application of this clause (ii) (which waiver may be withheld for any reason or no reason, in its sole and absolute discretion).

(d) If the Partners that delivered Offer Notices in accordance with Section 5.5(a) do not elect to purchase all of the Transfer Interests, then the transferring Partner may, within 90 calendar days from the last date for delivery of an Offer Notice, sell any remaining portion of the Transfer Interests to any Person or Persons at a price per Transfer Share equal to or greater than the highest Offer Price set forth in any Offer Notice. If more than 90 days elapse from the last date for delivery of an Offer Notice without consummation of such sale by the transferring Partner, the provisions of this Section 9.4 shall again apply to any future Transfers that otherwise come within its terms.

9.5. Involuntary Withdrawal by Partners.

(a) Upon the bankruptcy, dissolution or other cessation of existence of a Limited Partner which is a trust, corporation, partnership or other entity, the authorized representative of such entity shall have all the rights of a Limited Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to designate a successor as a transferee of its Interest and to join with such transferee in making application to substitute such transferee as a Substitute Partner.

(b) The bankruptcy, dissolution, disability or legal incapacity of a Partner shall not trigger the commencement of winding up of the Partnership.

9.6. Termination of an Interest. Subject to Section 3.3(d), the General Partner shall be entitled to cause ASAC to redeem or sell the Interest of any Limited Partner upon at least five calendar days’ prior written notice if (a) there is a material breach of such Limited Partner’s representations, warranties or covenants herein or in such Limited Partner’s Subscription Agreement and, following written notice of such breach provided by the General

Partner, such breach, if capable of being cured, is not cured within 15 calendar days after such Limited Partner’s receipt of such written notice, or (b) such Limited Partner causes or suffers a Transfer of all or a portion of its Interest in violation of this Agreement and such Transfer is not capable of being voided as provided in Section 9.1. If any Partner’s Interest is redeemed or sold pursuant to this Section 9.6, such Partner shall be paid on the earlier to occur of (i) 120 calendar days after the date of the notice of termination if the Interest is redeemed, or (ii) on the closing date if the Interest is sold, the fair market value of such Limited Partner’s Interest, as determined by the General Partner. Any Person purchasing a Limited Partner’s Interest pursuant to this Section 9.6 shall become a Substitute Partner in accordance with and subject to Section 9.3. Upon redemption of any Limited Partner’s Interest pursuant to this Section 9.6, such Limited Partner and the Percentage Interest and Capital Contributions of such Limited Partner shall not be included in determining the Partners, or the Percentage Interests or Capital Contributions of the Partners, for any purpose hereunder.

ARTICLE 10

TERMINATION; LIQUIDATION

10.1. Termination. The Partnership shall terminate and the winding up of the Partnership’s affairs shall commence upon the first to occur of any one of the following (each, a “Termination Event”):

(a) an election to terminate the Partnership is made by the General Partner in its discretion;

(b) the fourth anniversary of the SPA Closing Date;

(c) an election to terminate the Partnership is made by the holders of a majority of the Percentage Interests of the Limited Partners that vote upon such matter, upon the occurrence of a GP Termination Event; and

(d) except as otherwise provided herein, any other event causing commencement of winding up or dissolution of the Partnership under the ELP Law;

provided that, in each case, the Partnership shall not be dissolved prior to payment of all obligations under the Term Loans and related facility documents.

10.2. Liquidation.

(a) Upon the commencement of the winding up of the Partnership’s affairs pursuant to Section 10.1, the General Partner shall be the liquidator and shall wind up the affairs of the Partnership pursuant to this Agreement as expeditiously as circumstances allow and proceed within a reasonable period of time to sell or otherwise liquidate the Shares or the relevant portion thereof necessary to pay or make due provision by the setting up of reserves for the Term Loans and the other liabilities of the Partnership and the expenses of liquidation and winding up, and, thereafter, to distribute the remaining Shares to the Partners in accordance with the provisions for the making of distributions set forth in this Article 10. The General Partner shall not be liable to any Partner or the Partnership for any loss attributable to any act or omission of the General Partner taken in connection with the winding up of the Partnership and the distribution of ASAC assets, in the absence of actual fraud, willful misconduct, gross negligence or bad faith of the General Partner. The General Partner may consult with counsel and accountants with respect to winding up the Partnership and distributing its assets and shall be justified in acting or omitting to act in accordance with the advice or opinion of such counsel or accountants; provided that the General Partner shall have used reasonable care in selecting such counsel or accountants. If the General Partner is unable to carry out its obligations as liquidator under this Section 10.2, or in the event of a GP Termination Event, a liquidator shall be appointed by the holders of a majority of the Percentage Interests of the Limited Partners and such liquidator shall have the right, power and authority of the General Partner under this Article 10 to wind up the affairs of the Partnership.

(b) No Partner shall be liable for the return of the Capital Contributions of other Partners; provided that this provision shall not relieve any Partner of any other duty or liability it may have under this Agreement.

(c) Upon the winding up of the Partnership pursuant to Section 10.1, all amounts and Shares, or the proceeds therefrom, shall be distributed or used as follows and in the following order of priority:

(i) for the payment of the Term Loans and other liabilities of the Partnership and the expenses of liquidation and winding up in such manner and order provided by law and otherwise as the General Partner determines;

(ii) to (x) the setting up of any reserves and/or (y) the establishment of a liquidating trust for the benefit of the Partners, in either case, which the General Partner may deem reasonably necessary for any contingent, conditional or unforeseen liabilities or obligations of the Partnership; and

(iii) to the Partners in accordance with Section 5.2(a), subject to the restrictions in Sections 5.3 and 5.4.

(d) When the General Partner has complied with the foregoing liquidation plan, the General Partner shall execute and cause to be filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands a notice pursuant to section 15 of the ELP Law (a “Notice of Dissolution”), at which time the Partnership shall be dissolved. For the avoidance of doubt, notwithstanding the occurrence of a Termination Event, the Partnership shall not dissolve until (i) the affairs of the Partnership have been wound up in accordance with the ELP Law and this Agreement, (ii) the assets of the Partnership have been distributed as provided in this Section 10.2, and (iii) a Notice of Dissolution has been filed with the Registrar of Exempted Limited Partnerships in the Cayman Islands. The provisions of this Agreement shall remain in full force and effect during the period of winding up until, subject to any provisions of this Agreement that are expressly stated to survive dissolution, a Notice of Dissolution has been filed, as provided in the immediately preceding sentence (or until the Partnership is otherwise dissolved in accordance with the ELP Law).

ARTICLE 11

REPRESENTATIONS AND WARRANTIES OF THE PARTNERS

11.1. Representations and Warranties of the Limited Partners.

(a) Each Limited Partner acknowledges that ASAC and the General Partner are relying upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, and upon the truth and accuracy of the following representations by each of the Limited Partners. Each of the Limited Partners hereby represents and warrants, as to itself only as of the date hereof or as of the date that it becomes a Limited Partner hereunder, that (i) its Interest in ASAC is being acquired for its own account, for investment and not with a view to the distribution or sale thereof; (ii) it is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) and has not been formed and is not being operated for the purpose of making an investment in ASAC; (iii) it is a “qualified purchaser” (as defined in Section 2(a)(51) of the Investment Company Act); (iv) it meets any additional or different suitability standards imposed by the state or other jurisdiction of its residence and/or organization; (v) it has been given the opportunity to ask the General Partner questions relating to ASAC and the Corporation and has had access to such financial and other information concerning ASAC and the Corporation as it has considered necessary to make a decision to invest in ASAC and has availed itself of that opportunity to the full extent desired; (vi) it is able (x) to bear the economic risk of its investment in ASAC, (y) to retain its Interest for the full term of ASAC and (z) to afford a full loss of its Capital Contributions and all other amounts which it is required to contribute hereunder; (vii) to its knowledge, there is no default, or circumstance which with the passage of time and/or notice would constitute a default under this Agreement, which would constitute a defense to, or right of offset against such Limited Partner’s obligation to fund its Capital Contributions and, to its knowledge, as of such date, there is no defense to, or right of offset against, its obligation to fund its Capital Contributions; (viii) it understands that its Interest is subject to the restrictions on transferability contained herein including a requirement for the written consent of the General Partner to any such transfer and compliance with the Securities Act and applicable securities laws of any state or other jurisdiction; (ix) it is empowered and authorized to become a Partner in, and authorized to make capital contributions to, ASAC in the manner contemplated herein and it has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities and any other Person, if any, required on its part to permit it to enter into this Agreement and to consummate the transactions contemplated herein; (x) this Agreement has been duly executed and delivered by or on behalf of such Limited Partner and is its legal, valid and binding obligation, and is enforceable against such Limited Partner in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity; (xi) the execution and delivery by such Limited Partner of this Agreement do not, and the performance by such Limited Partner of its obligations under this Agreement will not, (A) conflict with or result in any breach of any provision of the organizational documents of such Limited Partner, (B) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under any of the terms, conditions or provisions of any contract or agreement to which such Limited Partner is a party or otherwise bound or to which any of its properties or assets is subject or (C) violate any judgment, order or decree of any governmental agency or authority having jurisdiction over such Limited Partner or any law applicable to such Limited Partner or any of its properties or assets, except, in the case of clauses (B) and (C) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Limited Partner to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; (xii) no portion of its Capital Contributions consists, or will consist, of assets of an employee benefit plan as defined in Section 3(3) of ERISA, whether or not such plan is subject to Title I of ERISA, or a plan subject to Section 4975 of the Code, determined after giving effect to applicable regulations, rulings and exemptions thereunder; and (xiii) if it is a partnership, a Subchapter S corporation, a grantor trust, or a “flow-through entity” (as that term is defined in Regulations § 1.7704-1(h)(3)) either (A) less than substantially all of the value of each beneficial owner’s interest in such Limited Partner will be attributable to such Limited Partner’s ownership of its Interest or (B) such Limited Partner does not have, in purchasing an Interest pursuant to this Agreement, a principal purpose of permitting ASAC to satisfy the 100-partner limitation in Regulations § 1.7704-1(h)(1)(ii). In addition, each Limited Partner makes, as to itself only as of the date hereof or as of the date that it becomes a Limited Partner hereunder, each of the representations, warranties and agreements set forth on Schedule D hereto.

(b) Each Limited Partner acknowledges and agrees that (i) the General Partner shall have the powers set forth in Sections 3.1 and 3.2, (ii) the Principals are Affiliates of the General Partner and are officers and/or directors of the Corporation and, in such capacities, owe fiduciary duties to the Corporation, (iii) the Shares are restricted securities and may not be disposed of except in compliance with applicable securities laws and restrictions arising by virtue of the fact that Affiliates of the General Partners are officers and/or directors of the Corporation, and (iv) ASAC will not be permitted to purchase or sell the Shares (or enter into derivative transactions in respect thereof) at any time an officer or director of the Corporation is restricted from purchasing or selling shares of common stock of the Corporation (whether by operation of law or pursuant to policies of the Corporation).

11.2. Representations and Warranties of the General Partner. The General Partner represents, warrants and covenants to each Limited Partner that as of the date hereof:

(a) ASAC is a duly formed and validly existing exempted limited partnership under the laws of the Cayman Islands with full power and authority to conduct its affairs as contemplated in this Agreement.

(b) The General Partner is a duly formed and validly existing limited liability company under the laws of the State of Delaware, with full power and authority to perform its obligations hereunder. The General Partner (i) has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (ii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the General Partner to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c)  (i) Assuming the accuracy of the representations made by each Limited Partner pursuant to Section 11.1, all action required to be taken by the General Partner and ASAC, as a condition to the issuance and sale of the Interests being purchased by the Limited Partners, has been taken; (ii) the Interest of each Limited Partner represents a duly and validly issued partnership interest in ASAC; and (iii) each Limited Partner is entitled to all the benefits of a Limited Partner in respect of the Interests it holds under this Agreement and the ELP Law.

(d) This Agreement has been duly authorized, executed and delivered by the General Partner and, upon due authorization, execution and delivery by each Limited Partner, will constitute the valid and legally binding agreement of the General Partner enforceable in accordance with its terms against the General Partner, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) The execution and delivery by the General Partner of this Agreement does not, and the performance by the General Partner of its obligations under this Agreement will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any governmental agency or authority, except (i) any filings required to be made or clearances required to be obtained under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) such filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (iii) such other consents, licenses, authorizations, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the General Partner to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(f) The execution and delivery by the General Partner of this Agreement do not, and the performance by the General Partner of its obligations under this Agreement will not, (i) conflict with or result in any breach of any provision of the certificate of formation or limited liability company agreement, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under any of the terms, conditions or provisions of any contract or agreement to which the General Partner is a party or otherwise bound or to which any of its properties or assets is subject or (iii) violate any judgment, order or decree of any governmental agency or authority having jurisdiction over the General Partner or law applicable to the General Partner or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the General Partner to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(g) Assuming the accuracy of the representations made by each Limited Partner pursuant to Section 11.1, the Partnership is not required to register as an investment company under the Investment Company Act.

(h) Assuming the accuracy of the representations made by each Limited Partner pursuant to Section 11.1, the offer and sale of the Interests do not require registration of the Interests under the Securities Act.

(i) Except for the Transaction Documents (as defined in the applicable Subscription Agreement) or as otherwise disclosed to each Limited Partner, there are no agreements, side letters, understandings or arrangements between ASAC, on the one hand, and any of the General Partner or an Affiliate thereof, the Corporation or the Stockholder (as defined in the applicable Subscription Agreement), on the other hand.

ARTICLE 12

RECORDS AND REPORTS

12.1. Books and Records.

(a) The General Partner shall maintain at the address of ASAC (i) full and accurate books of the Partnership (which at all times shall remain the property of ASAC), in the name of ASAC and separate and apart from the books of the General Partner and its Affiliates, showing all receipts and expenditures, assets and liabilities, profits and losses, and (ii) all other books, records and information required by the ELP Law or necessary for recording ASAC’s affairs. ASAC’s books and records shall be maintained in accordance with United States generally accepted accounting principles. The books of account and records of ASAC shall be audited as of the end of each Fiscal Year by a nationally recognized independent certified public accounting firm selected by the General Partner, in its discretion.

(b) Each Limited Partner shall, upon not less than 10 Business Days’ prior written notice to the General Partner, be afforded full and complete access to all records and books of account of ASAC during reasonable business hours and, at such hours, shall have the right of inspection and copying of such records and books of account, at its expense. Each Limited Partner shall have the right to audit such records and books of account by an accountant of its choice at its expense. The General Partner shall reasonably cooperate with any Limited Partner or its agents in connection with any review or audit of ASAC or its records and books. The General Partner shall retain all records and books relating to ASAC for a period of at least five years after the dissolution of the Partnership and shall thereafter destroy such records and books as the General Partner shall determine, in its discretion.

12.2. Tax Matters Partner.

(a) The General Partner shall be designated the tax matters partner of ASAC (“TMP”) within the meaning of Section 6231(a)(7) of the Code. Each Limited Partner that is not a “notice partner” within the meaning of Section 6231(a)(8) of the Code agrees that, to the extent permitted by law, (i) any action taken by the TMP in connection with any administrative or judicial proceeding in relation to taxes with respect to the income of ASAC will be binding upon such Limited Partner, (ii) such Limited Partner will not act independently in connection with any administrative or judicial proceeding in relation to taxes with respect to the income of ASAC and shall execute any necessary documents (such as a power of attorney) to permit the TMP to fully control such proceeding, (iii) such Limited Partner will not treat any ASAC item of income, gain, loss, deduction or credit on any tax return in a manner that is inconsistent with the treatment of such ASAC item on a tax return filed by ASAC or in any documentation provided to the Limited Partners, and (iv) for the avoidance of doubt, such Limited Partner will not otherwise knowingly take a tax position inconsistent with that of ASAC with respect to ASAC’s income, gain, loss or deduction, tax status, transactions or activities. Upon the request of any Limited Partner, the General Partner shall take such actions as are necessary to cause such Limited Partner to be a “notice partner” as defined above.

(b) Subject to Section 6.7(b), ASAC shall indemnify and reimburse the TMP for (i) all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners or in connection with any audit of ASAC’s income tax returns, except to the extent such expenses, fees, claims, liabilities, losses and damages are attributable to the gross negligence or willful misconduct of the TMP and (ii) any taxes imposed on ASAC or the General Partner in respect of ASAC’s activities (other than income taxes payable in respect of income or gain properly allocated to the General Partner). The payment of all such expenses to which the indemnification applies shall be made before any distributions pursuant to Section 5.2. Neither the General Partner, nor any of its Affiliates, nor any other Partner shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the TMP in connection with any such proceeding, except to the extent required by law, is a matter in the reasonable discretion of the TMP and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 6.7 of this Agreement shall be fully applicable to the TMP in its capacity as such.

12.3. Reports to Partners.

(a) The General Partner shall cause to be prepared and furnished to each Partner, at ASAC’s expense, with respect to each Fiscal Year of ASAC:

(i) an audited balance sheet, income statement and statement of cash flows prepared in accordance with United States generally accepted accounting principles;

(ii) a statement of such Partner’s Capital Account;

(iii) an illustrative calculation of the distributions resulting from the provisions of Section 5.2 had the Distribution Date been the final day of the applicable Fiscal Year, substantially in the form attached hereto as Schedule C; and

(iv) the information reasonably necessary for the preparation by such Partner of its U.S. federal, state and other income tax returns.

The General Partner shall use reasonable efforts to cause the foregoing to be furnished to the Partners within 90 calendar days after the close of each Fiscal Year of ASAC.

(b) The General Partner shall cause to be prepared and furnished to each Partner, at ASAC’s expense, with respect to each fiscal quarter (other than ASAC’s last fiscal quarter) of each Fiscal Year of ASAC:

(i) an unaudited balance sheet, income statement and statement of cash flows for such quarter and year to date prepared in accordance with United States generally accepted accounting principles;

(ii) an illustrative calculation of the distributions resulting from the provisions of Section 5.2 had the Distribution Date been the final day of the applicable fiscal quarter, substantially in the form attached hereto as Schedule C; and

(iii) a statement of such Partner’s Capital Account.

The General Partner shall use reasonable efforts to cause the foregoing to be furnished to the Partners within 60 calendar days after the close of each fiscal quarter of ASAC.

(c) The General Partner (i) may provide, at ASAC’s expense, such other reports or information as any Partner may reasonably request and the General Partner may agree to provide and (ii) shall provide, at the reasonable request of any Partner, any available information relating to the establishment of reserves by ASAC (whether in respect of liabilities of ASAC or otherwise). The General Partner may, from time to time, modify or supplement, at ASAC’s expense, the reporting described in this Section 12.3 to reflect the current reporting practices of entities comparable to ASAC or upon the advice or recommendation of ASAC’s auditors.

12.4. Safekeeping of Funds. The General Partner shall have fiduciary responsibility for the safekeeping of all funds of ASAC and the General Partner shall not employ such funds in any manner except for the benefit of ASAC. All funds of ASAC not otherwise invested shall be deposited in one or more accounts maintained in such banking institution as the General Partner shall determine in the name of ASAC and not in the name of the General Partner. ASAC’s funds shall not be commingled with funds of any other Person nor shall such funds be employed by the General Partner as compensating balances other than in respect of ASAC’s borrowings.

12.5. Obligation to Provide Documentation; Indemnification for Certain Withholding and Other Taxes and Other Amounts. Each Partner agrees (a) to assist ASAC and the Corporation in determining the extent of, and in fulfilling, its withholding, reporting or other tax obligations and (b) to furnish ASAC with any representations, forms or information as shall reasonably be requested by ASAC, including where such request is made due to changes in law made after the date hereof and including forms or information with respect to a Partner’s direct or indirect beneficial owners, (i) to assist ASAC and/or the Corporation in determining the extent of, and in fulfilling, its withholding, reporting or other tax obligations, (ii) as will permit payments or allocations of income made to or by ASAC and/or the Corporation to be made without withholding or at a reduced rate of withholding, (iii) in order to reduce the amount of taxes borne by ASAC and/or the Corporation or (iv) that the General Partner otherwise reasonably deems necessary to ensure compliance with any laws or regulations applicable to

ASAC and its acquisition, holding and disposition of the Shares (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Exchange Act). Each Limited Partner (x) represents and warrants that any such information and forms furnished by such Limited Partner (except with respect to any such information that was provided to such Limited Partner, or that is based upon incorrect information that was provided to such Limited Partner, by the General Partner) are and at all times shall be true, correct and complete in all material respects, (y) agrees to promptly update any such information or forms if at any time such Limited Partner becomes aware that such previously provided information or forms are no longer true, correct and complete in all material respects, upon the expiration, invalidity or obsolescence of any such provided forms or representations, or upon the reasonable request of the General Partner, and (z) agrees to indemnify ASAC, the Corporation, and each of the Partners on an after-tax basis from any and all damages, costs and expenses (including taxes, interest and penalties) that are, in the reasonable judgment of the General Partner, (A) attributable to the failure of such Limited Partner to comply with the provisions of this Section 12.5, (B) attributable to the incompleteness, inaccuracy, obsolescence, expiration, or invalidity of any documentation delivered by such Limited Partner pursuant to this Section 12.5 or otherwise in connection with such Limited Partner’s admission to ASAC, or delivered on behalf of a Limited Partner pursuant to Section 7.3(a)(i) if based on information provided by such Limited Partner, or (C) on account of such Limited Partner’s connection (whether past or present) with the jurisdiction imposing or assessing such tax, interest or penalties (other than any such connection arising solely by virtue of such Limited Partner’s investment in ASAC) or otherwise attributable to such Limited Partner. The General Partner may, in its discretion, collect all or any part of any such indemnification (i) by withholding from any amounts otherwise distributable to such Limited Partner, (ii) by requiring such Limited Partner to pay any such remaining amount, in cash, to the indemnified person (any such payment made by such Limited Partner to ASAC shall not be treated as a Capital Contribution), and/or (iii) by treating any such amounts as actually distributed to such Limited Partner; and any item of expense or loss (or any item of income) recognized by ASAC in respect of any such indemnified expense or any such indemnification payment shall be specially allocated to such Limited Partner. In the event of any claimed over-withholding of any taxes by ASAC or the Corporation, a Partner shall be limited to an action against tax authorities in the applicable jurisdiction. A Partner’s obligations under this Section 12.5 shall survive the dissolution of the Partnership, and for purposes of this Section 12.5, the Partnership shall be treated as continuing in existence. ASAC may pursue and enforce all rights and remedies it may have against each Partner under this Section 12.5, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the lesser of (i) 2% over the Prime Rate per annum and (ii) the highest rate per annum permitted by law.

ARTICLE 13

AMENDMENTS

13.1. Amendments. Except as otherwise provided in this Article 13, the terms and provisions of this Agreement may be modified or amended at any time and from time to time by the General Partner with the Consent of holders of a majority of the Percentage Interests of the Limited Partners; provided however, that (a) amendments that do not increase the authority of the General Partner or adversely affect the rights or interests of the Limited Partners may be adopted solely by the General Partner (i) to effect changes of a ministerial nature (including, for the avoidance of doubt, to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision hereof), (ii) to delete or add any provision of this Agreement required to be so deleted or added by a state securities commission or similar agency, which addition or deletion is deemed by such commission or agency to be for the benefit or protection of the Partners, (iii) as may be necessary to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, or other applicable law, (iv) to implement the provisions of Section 12.5, (v) to admit or substitute the General Partner in accordance with the terms of this Agreement and (vi) to admit one or more Substitute Partners, or withdraw one or more Partners, in accordance with the terms of this Agreement, (b) any provision requiring a specified Consent may only be amended with the same Consent, and (c) no amendment (other than any amendment described in clause (a)(iii) or (a)(iv) of this Section 13.1) shall, without the Consent of the affected Partner, (x) materially and adversely discriminate against one Limited Partner vis-a-vis the other Limited Partners or (y) increase the liability of a Partner or a Partner’s indemnification obligations hereunder; and (d) a modification or amendment relating only to the Preferred Interests or a particular class of Common Interests may be effected by the General Partner with the Consent of only the holders of a majority of the Percentage Interests of the Limited Partners in respect of the Preferred Interests or such class of Common Interests, as applicable. Amendments made to this Agreement in accordance with its terms may be evidenced by an agreement in writing signed by the Persons whose Consent is required for such amendment, which agreement shall be binding on all Partners. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Partnership, the Partners or any other Person, so long as any obligations under either Term Loan or any related facility documents are outstanding, neither the General Partner nor any other Person shall be authorized or empowered on behalf of the Partnership to, nor shall they permit the Partnership to, and the Partnership shall not, without the prior written consent of the administrative agent under such Term Loan, change, amend, delete or modify any provisions within (A) Section 3.4, (B) the last sentence of Section 6.7(b), (C) this sentence, (D) the last sentence of Section 14.7 or (E) any reference in any other provision to the foregoing or the Term Loans (collectively, the “Special Purpose Provisions”).

13.2. Exceptions. Notwithstanding the provisions of Section 13.1, the Consent of all the Partners shall be required to adopt an amendment if such amendment would:

(a) amend Section 13.1 or this Section 13.2;

(b) directly or indirectly affect or jeopardize the status of ASAC as a partnership for U.S. federal income tax purposes;

(c) amend Section 6.7 in a manner adverse to any Limited Partner that is not an Affiliate of the General Partner; or

(d) amend Articles 3, Article 5 or Section 10.1, or any of the defined terms contained therein.

13.3. Meetings and Voting.

(a) Meetings of the Partners may be called by the General Partner for any purpose permitted by this Agreement. The General Partner shall give all Partners notice of the purpose of each proposed meeting and any votes to be conducted at such meeting not less than seven calendar days before the meeting. Meetings shall be held at a time and place reasonably selected by the General Partner. Partners may participate in meetings by conference call; provided that all parties can hear and speak with each other.

(b) The General Partner shall, where feasible, solicit required Consents of the Partners under this Agreement in writing or, if written Consent is not feasible, at a meeting held pursuant to Section 13.3(a). If Consents are solicited in writing, the Partners shall return such Consents to the General Partner within seven calendar days after receipt. With respect to any such Consent, the General Partner may, without holding a meeting as described in Section 13.3(a), obtain the Consent of the Partners holding the Percentage Interests required for such Consent, and, upon obtaining such Consent and delivering notice thereof to the Partners, all other Partners shall be bound thereby.

(c) The General Partner shall furnish each Limited Partner with a copy of each amendment to this Agreement promptly after its adoption.

ARTICLE 14

GENERAL PROVISIONS

14.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands and shall be construed to the maximum extent possible to comply with all of the terms and conditions of the ELP Law; provided that, in the event of any conflict between any provisions of this Agreement and any non-mandatory provision of the ELP Law, the provisions of this Agreement shall control and take precedence.

14.2. Binding Agreement; Severability. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns. Each provision of this Agreement shall be considered separate and if, for any reason, any provision or provisions not essential to the effectuation of the basic purposes of this Agreement is or are determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

14.3. Entire Agreement.

(a) Except as provided in Section 14.3(b), this Agreement, including any Schedules, contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements, arrangements, communications and understandings among them respecting the within subject matter, unless otherwise provided herein or in the applicable

Subscription Agreement. Each Limited Partner acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, assurance, commitment, statement or undertaking not expressly incorporated into this Agreement.

(b) Neither ASAC, nor the General Partner or any of its Affiliates, has entered into or will enter into any agreement with a Limited Partner if such agreement has or would have the effect of establishing rights or otherwise benefiting such Limited Partner (in its capacity as a Limited Partner) in any manner that is more favorable in any material respect to such Limited Partner than the rights and benefits established by this Agreement (the “Additional Rights”) unless, in any such case, the other Limited Partners have been given notice thereof and have been offered in writing the opportunity to elect, within 10 calendar days of receipt of such notice, to receive such Additional Rights to the extent that such Additional Rights may reasonably be applied to such Limited Partner; provided that such Limited Partner agrees to assume the same obligations, if any, assumed by the first-mentioned Limited Partner in connection with its receipt of such Additional Rights. Any agreement entered into by ASAC, or the General Partner or any of its Affiliates, with a Limited Partner in accordance with this Section 14.3(b) shall supplement the terms of this Agreement and shall not require the Consent of any other Partner pursuant to Section 13.1. As of the date hereof, neither the General Partner nor any of its Affiliates has any knowledge of any agreement between the Corporation and any Partner in connection with the acquisition of the Shares or such Partner’s purchase of Preferred Interests and Common Interests.

14.4. Record of Partners. The General Partner shall maintain a record at the address of the Partnership showing the names and addresses of all of the Partners. All Partners and their duly authorized representatives shall have the right to inspect such record.

14.5. No Bill for Company Accounting. Subject to mandatory provisions of law applicable to a Partner and to circumstances involving a breach of this Agreement, each of the Partners covenants that it will not (except with the Consent of the General Partner) file a bill for company accounting.

14.6. Counterparts; Facsimile Signatures. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart. This Agreement may be executed by facsimile or pdf signatures.

14.7. Third Party Rights. Except for the Special Purpose Provisions, this Agreement is intended to be solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including the rights of Indemnified Parties hereunder), is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto. The provisions of this Agreement are not intended for the benefit of any creditor or other Person (other than a Partner in such Partner’s capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) ASAC or any of the Partners. The obligations of the Partners to make capital contributions pursuant to the applicable Subscription Agreement and this Agreement are for the exclusive benefit of ASAC and no creditor is intended as a third party beneficiary of this Agreement, nor shall any creditor have any rights hereunder, including the right to enforce any capital contribution obligation of the Partners. Notwithstanding the foregoing or any other provision herein to the contrary, the lenders and agents under the Term Loans are intended third party beneficiaries of the Special Purpose Provisions.

14.8. Services to ASAC and the General Partner.

(a) The parties hereto hereby acknowledge and recognize that ASAC has retained, and may in the future retain, the services of various persons, entities and professionals, including legal counsel, accountants, and financial, investment and other advisors, for the purposes of representing and providing services to ASAC in connection with the organization and administration of the affairs of ASAC, the acquisition and disposition of Shares or otherwise. The parties hereby acknowledge that such persons, entities and professionals may have in the past represented and performed and currently and in the future may represent or perform services for the General Partner or its Affiliates. Accordingly, each party hereto consents to the representation or provision of services by such persons, entities and professionals to ASAC and waives any right to claim a conflict of interest solely on the grounds of such relationship. Nothing contained herein shall relieve the General Partner of any duty or liability it would otherwise have to ASAC.

(b) Sullivan & Cromwell LLP, Maples and Calder and any other counsel retained by the General Partner or Affiliate thereof in connection with the organization and administration of the affairs of ASAC serve as counsel to the General Partner and its Affiliates, and do not serve as counsel to any Limited Partner in connection with ASAC. Each Limited Partner acknowledges and confirms that no attorney-client relationship with Sullivan & Cromwell LLP, Maples and Calder or any such other counsel will be deemed to arise in the course of the administration of the affairs of ASAC by any means (absent a specific written undertaking of representation by such firm). In the event that a Limited Partner has an existing attorney-client relationship with Sullivan & Cromwell LLP, Maples and Calder or any other counsel retained by the General Partner or an Affiliate thereof in connection with the organization or administration of the affairs of ASAC, such Limited Partner hereby waives, to the extent permitted by law, all conflicts with respect thereto and further waives, to the extent permitted by law, all conflicts with respect to all current and future engagements. Each Limited Partner absolutely and unconditionally consents and agrees, to the extent permitted by law, that Sullivan & Cromwell LLP, Maples and Calder and any such other counsel may represent the General Partner and its Affiliates in the event of litigation or arbitration between any such Person, on the one hand, and any Limited Partner, on the other hand, and in any such action such Limited Partner will not seek the removal of Sullivan & Cromwell LLP, Maples and Calder or such other counsel as counsel for any actual or purported conflict of interest or attorney-client relationship existing or allegedly existing between Sullivan & Cromwell LLP, Maples and Calder or such other counsel and ASAC, as a whole, or such Limited Partner.

14.9. Notices. Any notice, request for consent or report required to be provided hereunder to a Partner shall be addressed to such Partner at the address set forth on the Schedule or such other address as such Partner shall have specified in writing to ASAC, and any notice required to be provided hereunder to ASAC shall be addressed to ASAC at its mailing address set forth in Section 2.2(a) or such other mailing address as determined by the General Partner upon notice to the Limited Partners. Any such notice, request for consent or report shall be in writing and shall be sent (a) by certified mail, return receipt requested, (b) by a recognized overnight courier service providing confirmation of delivery, (c) by facsimile transmission (with confirmation of receipt), or (d) by electronic mail. All notices, requests for consents and reports sent by electronic mail shall be deemed to have been received on the date sent if sent on a Business Day prior to 5 p.m. in the location where the recipient customarily works (unless the sender receives a reply electronic mail indicating that the sent electronic mail was undeliverable, exceeded the memory or other limitations of the recipient’s inbox or otherwise could not be delivered to the recipient, in which event the electronic mail shall not be deemed to have been received, and the sender will be required to resend the notice, request for consents or report by one of the other means of communication identified in clauses (a) – (c) above) and all other notices, requests for consents and reports shall be deemed to have been received on the date of delivery as established by the return receipt, courier service confirmation (or the date on which the return receipt, or courier service confirms that acceptance of delivery was refused by the addressee) or facsimile confirmation received by the sender. Sections 8 and 19(3) of the Electronic Transactions Law (2003 Revision) shall not apply to this Agreement. Notwithstanding the foregoing, ASAC shall be entitled to provide the reports required under Section 12.3 by causing such reports to be posted to an online portal available to all Limited Partners.

14.10. Waiver and Remedies. The failure to exercise or delay in exercising a right or remedy provided under this Agreement or by law or in equity does not constitute a waiver of such right or remedy or a waiver of any other rights or remedies. A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement. A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement will not prevent a party from subsequently requiring compliance with the waived obligation. Any waiver of the terms of this Agreement shall be effective only if in writing and signed by the person against whom such waiver is to operate. The rights and remedies provided by this Agreement are cumulative and (unless otherwise provided in this Agreement) are not exclusive of any rights or remedies at law or in equity.

14.11. Arbitration. Any controversy, claim or other dispute arising out of or relating to this Agreement shall be determined by binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with JAMS’ Streamlined Arbitration Rules, before one arbitrator, who shall be selected jointly by the parties involved in such controversy, claim or other dispute or, if such parties cannot agree on the selection of the arbitrator, shall be selected by JAMS (provided that any arbitrator selected by JAMS shall not, without the consent of the parties involved in the controversy, claim or dispute, be affiliated with such parties or their counsel). Any arbitration shall be held in the City of Los Angeles, State of California, United States of America. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In addition to any other proper relief, the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Unless and until the arbitrator shall have awarded the prevailing party costs and attorneys’ fees pursuant to the immediately following sentence, the parties to the arbitration proceeding shall equally bear any arbitration fees and administrative costs associated with the arbitration. The prevailing party (as determined by JAMS) shall be entitled to recover reasonable costs and expenses (including expert witness fees, attorneys’ fees and costs of discovery) incurred during the course of arbitration. The arbitration, including any discovery permitted or information exchanged during the course of the arbitration, shall be confidential.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a deed, as of the date first above written.

EXECUTED AND DELIVERED AS A DEED

GENERAL PARTNER:

ASAC II LLC

By:	/s/ Brian G. Kelly
Name: Brian G. Kelly
Title: Manager